UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Blackwell 3D Construction Corp.
(Exact name of registrant as specified in its charter)

Nevada	024-12412	80-0778461
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

706-12 Bayswater Bay By Omniyat

Business Bay, Dubai 00000

United Arab Emirates

(Address of principal executive offices)

+1-702-718-0807

Registrant’s telephone number

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered:
Common Stock, $0.00001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Mr. Mohammed Saif Zaveri, CEO and Director of Blackwell 3D Construction Corp. (the “Company” or “Registrant”), controls the majority of the total voting power of the Company, therefore he will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions.

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed by Blackwell 3D Construction Corp. in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act.”) The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act.”)

The Registration Statement will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act, or earlier if accelerated at the request of the Company. Once this Registration Statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees, if any. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://sec.gov.

FORWARD LOOKING STATEMENTS

There are statements in this Registration Statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

2

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

3

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF BUSINESS

Blackwell 3D Construction Corp. is an emerging 3D house printing company that aims to transform the construction landscape.

At Blackwell 3D Construction Corp., we envision a future where sustainable, affordable, and innovative housing solutions are accessible to everyone. Our mission is to revolutionize the construction industry by leading the way in 3D house printing technology. We are committed to delivering cutting-edge, eco-friendly, and customizable housing solutions that redefine the way homes are built. Through creativity, technological prowess, and a dedication to environmental responsibility, we strive to build communities and empower individuals to realize their dreams of a secure and comfortable home. To this end, we have developed certain innovative 3D house printing technology assets aimed at revolutionizing the construction industry. Our goal is to specialize in printing fully functional and livable residential housing and small-scale apartment buildings in a fraction of the time and cost compared to traditional construction methods. Initially, our focus will be on launching in the United States, the United Arab Emirates (“UAE”) and Southeast Asia.

Our 3D house printing process involves using commercially available large-scale 3D printers and a specialized concrete mixture to create the structural components of the house. The printing process is highly automated, allowing us to create intricate designs and details with precision. Blackwell believes its approach to construction will have several advantages.

1.	Our 3D printed houses may be faster to build than traditional houses, taking only a few weeks to complete;
2.	Our process will be environmentally friendly, producing less waste and using less energy; and,
3.	Our construction costs should be lower than traditional construction, allowing us to offer affordable housing solutions.

We will cater to a diverse range of clients, including individuals, businesses, and governments, who are looking for a modern and cost-effective solution to their construction needs. Our experienced team can design customized houses that meet our client’s specific requirements and preferences. As we implement our business plan, we intend to constantly innovate and improve our technology to provide even better solutions for our clients.

Blackwell 3D Construction Corp. Key Points: Our vision is to revolutionize the construction industry by utilizing 3D concrete printing technology to create sustainable and low-carbon footprint homes.

•

The traditional construction industry is inefficient, wasteful, and has a significant carbon footprint. The need for sustainable and innovative solutions to address these issues has never been greater.

•

We will utilize 3D concrete printing technology to create sustainable and low-carbon footprint villas. Our approach will significantly reduce the time, resources, and waste generated during construction, resulting in a more efficient and cost-effective process.

•

We intend to construct sustainable homes using 3D concrete printing technology. These homes will be designed with sustainability in mind and will incorporate features such as solar panels, energy-efficient systems, and green roofs. This will provide a low-carbon footprint alternative to traditional construction methods.

•

We intend plans to file for several patents related to 3D concrete printing technology and sustainable construction methods. Our innovative approach to construction has the potential to disrupt the traditional construction industry and create a new market for sustainable solutions.

•

We believe that our solution provides a more efficient and cost-effective alternative to traditional construction methods, while also addressing the growing need for sustainable solutions in the industry. The market potential for sustainable and innovative construction solutions is significant, with a growing demand for sustainable and eco-friendly buildings.

•

Our Management team consists of experienced professionals in the construction industry, with expertise in 3D printing technology, sustainable design, and finance. Our team is committed to creating innovative and sustainable solutions to address the challenges facing the construction industry.

4

Blackwell’s approach to construction, utilizing 3D concrete printing technology, provides an opportunity to disrupt the traditional construction industry and potentially become a leader in sustainable construction. With a focus on sustainability, innovation, and efficiency.

Blackwell is committed to creating a better future for the construction industry and the world. As we advance our plan of operation, we believe there are a few corporate pillars that we must follow in order to achieve success:

1.	Innovation Leadership: We are dedicated to staying at the forefront of 3D printing technology, continuously pushing boundaries to develop and refine cutting-edge solutions for the housing industry.
2.

Sustainability: We are committed to minimizing the environmental impact of construction. Our 3D printing processes prioritize the use of eco-friendly materials and reduce waste, contributing to a greener and more sustainable future.

3.

Affordability and Accessibility: We believe that everyone deserves a safe and comfortable home. By leveraging 3D printing technology, we aim to make housing more affordable and accessible, addressing housing challenges worldwide.

4.

Customization: Recognizing the diversity of individual needs and preferences, Blackwell offers a range of customizable designs and features, ensuring that each home is uniquely tailored to the needs and tastes of its occupants.

5.

Community Building: Beyond constructing houses, we are committed to building communities. Through strategic partnerships and community outreach programs, we will seek to contribute to the development and well-being of the areas in which we operate.

As we embark on this transformative journey, Blackwell 3D Construction Corp. is poised to redefine the future of housing, making quality homes more accessible, sustainable, and customized than ever before.

BLACKWELL - PROPERTIES & EQUIPMENT

Currently, our office space is located in a shared office space which we believe is sufficient for our present needs. We do, however, test our technology at off-site locations, where we also conduct our research and development. Additionally, and as of the date hereof, we neither own nor lease any real property and while we have begun the process of identifying several properties and prospective project sites that we consider suitable for our initial operations we do not presently have any real property under contract or letter of intent. As we continue to advance our plan of operation, we intend to keep our shareholders and other stakeholders apprised of all advancements towards our initial Home/Apartment construction project. Additionally, the Company currently has assets that consist of solely Intellectual Property, Know-How, and previously developed and cultivated relationships that we believe will facilitate our plan of operations as we move forward.

As for any developing construction company, we believe, based on management experience, that the acquisition of physical assets, including the acquisition of the actual 3D printer we will use in our construction process, will be tailored for each project as we move forward therewith. For the Company to have physical assets (other than general office equipment, computers, phones, etc.) would require storage and potentially lease payments on any such equipment. We do not anticipate any difficulty in acquiring the assets necessary for the physical construction of our potential proposed projects. As we move from site acquisition to physically building our projects, we anticipate needing to acquire, either directly or through subcontractors, to be determined by cost and other factors related to general construction standards, the following:

3D Printer: First and foremost, we will need a large-scale 3D printer capable of printing structures like walls and other structural components of the house. These printers can be gantry-style or robotic arm-based, depending on the technology used. We have identified the following companies that have such printers available for sale or lease as the case may be.

5

•	COBOD specializes in developing gantry-style 3D printers for construction. Their printers are used worldwide for projects ranging from small-scale housing to large commercial buildings.
•

XtreeE which focuses on providing 3D printing solutions for architecture and construction. They offer robotic arm-based 3D printers capable of printing large-scale architectural elements and structures.

•

CyBe Construction offers a range of 3D concrete printers and associated technologies for construction applications. Their printers are designed to print various building components, including walls, floors, and facades.

While there are other companies we may consider, we do not anticipate any delays in acquiring the necessary 3D printer as necessary.

•

Gantry or Robotic Arm: Depending on the type of 3D printer we select we will need a gantry system or a robotic arm to move the printhead or extruder along the specified path to deposit the construction material layer by layer. Generally, this will be supplied by the same company supplying the printer.

•	Construction Material: Appropriate construction material for the 3D printer, including concrete, various types of polymers, and even recycled materials.
•

Computer and Design Software: We anticipate outsourcing the design the structure we want to print, typically CAD (Computer-Aided Design) software is typically used for this purpose. We will also need software specifically designed for generating G-code, the language that controls most 3D printers.

•

Leveling and Calibration Tools: Ensuring the printer is properly calibrated and leveled is crucial for printing accurate and structurally sound components. Tools such as laser levels, rulers, and calibration blocks are commonly used for this purpose.

•	Power Source: A stable power source is necessary to run the 3D printer and other equipment.
•	Maintenance Tools: Regular maintenance of the 3D printer is essential to keep it in good working condition.
•	Finishing Tools: We may need tools for finishing and smoothing the printed surfaces, such as sanders, grinders, or trowels.
•	Site Preparation Equipment: We anticipate needing equipment for site preparation, such as excavators, bulldozers, or compactors.
•	Utilities: Access to utilities like water and electricity is essential for both the construction process and the functioning of the 3D printer.

These are some of the essential equipment and tools required for developing and building a 3D printed home. The specific requirements may vary depending on the scale of the project, the chosen construction method, and the design of the structure we intend to print.

6

Paths to Revenue

Blackwell 3D Construction Corp. has identified various avenues to generate revenue, capitalizing on the innovative technology, and our applications in the construction industry. The following is a brief summary of key potential revenue streams:

•

Construction Services: Primary revenue comes from offering 3D printing construction services to clients, including private individuals, real estate developers, and government entities. Charge fees for designing and constructing 3D printed structures, considering factors such as size, complexity, and customization.

•	Customization Upgrades: Offer premium customization options for clients who want unique design features, layouts, or architectural elements, generating additional revenue through customization fees.

•

Consultation and Design Services: Provide consultation services for clients seeking expertise in 3D printing technology, construction planning, and design optimization. Charge fees for architectural and engineering design services, ensuring structures are both aesthetically pleasing and structurally sound.

•	Material Sales: Develop and sell proprietary or specialized 3D printing construction materials to other construction companies or projects, creating a recurring revenue stream.
•	Training Programs: Offer training programs and workshops for construction professionals and companies interested in adopting 3D printing technology, generating revenue through enrollment fees.
•	Technology Licensing: License proprietary 3D printing technology, software, or patents to other construction firms or entities looking to incorporate this technology into their operations.
•	Maintenance and Support Services: Provide ongoing maintenance, troubleshooting, and support services for 3D printing equipment and software, establishing a recurring revenue model.
•

Research and Development Collaborations: Engage in collaborative research and development projects with industry partners or academic institutions, generating revenue through grants, partnerships, or government funding.

•	Real Estate Development: Invest in or partner with real estate development projects that utilize 3D printing technology, participating in the profits generated from property sales or leasing.
•	International Expansion: Explore opportunities for global expansion by offering 3D printing construction services in international markets, generating revenue from overseas projects.
•

Smart Home Integration: Explore partnerships or in-house development of smart home technologies that can be integrated into 3D printed houses, offering additional revenue streams through technology upgrades and maintenance services.

By strategically diversifying revenue streams and staying at the forefront of technological advancements, 3D house printing companies can build a sustainable and profitable business model in the construction industry.

Plan of Operation - Operational Goals

The following Operational Goals are in addition to, and will be facilitated by, the capital being raised hereby. We intend to use this Prospectus to funds operations on a minimal level (See “Use of Proceeds” section herein for specific breakdown of the intended use of proceeds raised under this Offering) which we believe will allow the Company to build the corporate foundation necessary to fully launch the following Operational Goals. We believe the funds sought in this Offering will be sufficient to allow us to implement and achieve these stated longer-terms operational goals. The following timelines and amounts are approximate and are subject to change due to market conditions and at the sole discretion of Management.

1.	Phase 1: Infrastructure Development
	○	Continue to develop and refine our proprietary construction material blends optimized for 3D printing.
	○	Hire and train a skilled workforce specializing in 3D construction techniques.
2.	Phase 2: Product Development
	○	Continue to develop, design, and prototype a range of 3D-printed residential and commercial building models.
	○	Test structural integrity, durability, and compliance with to regulatory standards.
3.	Phase 3: Commercial Launch
	○	Begin large-scale production of 3D-printed homes and commercial units.
	○	Continue to partner with contractors, developers, and governments for bulk projects.
	○	Continue to implement sustainable practices to minimize environmental impact.
4.	Phase 4: Market Expansion
	○	Expand operations to multiple facilities across key regions.
	○	Introduce advanced customization options and premium architectural services.
	○	Launch a marketing campaign to increase brand visibility and attract new customers.

Timeline

1.	2025 (Q2-Q4): Infrastructure Development
	○	Secure facility location and set up manufacturing equipment (Q2).
	○	Recruit key staff and finalize material formulations (Q2-Q4).
	○	Conduct initial pilot tests for production (Q4).
2.	2025 (Q2-Q4): Product Development and Testing
	○	Create and refine prototypes for residential and commercial units (Q2-Q4).
	○	Perform rigorous testing to meet regulatory standards (Q2-Q4).
	○	Establish partnerships for pilot projects (Q4).
3.	2025 - 2026 (Q4-Q2): Commercial Launch
	○	Begin production of commercial projects.
	○	Scale up operations and refine processes based on market feedback.
4.	2026+: Market Expansion
	○	Establish additional facilities in strategic locations.
	○	Broaden service offerings and expand into international markets.

Estimated Costs

1.	Phase 1: Full Infrastructure Development
	○	Facility setup and equipment: $250,000.
	○	Recruitment and training: $25,000.
	○	Material research and development: $50,000.
2.	Phase 2: Product Development
	○	Prototype development: $1 million.
	○	Regulatory testing and compliance: $500,000.
3.	Phase 3: Commercial Launch
	○	Marketing and partnerships: $1 million.
	○	Initial production costs: $2.5 million.
4.	Phase 4: Market Expansion
	○	Expansion to new facilities: $4-5 million.
	○	Marketing and R&D for new markets: $2 million.

Funding Strategy

1.	Capital
	○	Equity investment from venture capital and private investors.
	○	Ongoing funding round to raise $2-10 million, over the next 2 to 3 years.
2.	Government Grants and Incentives
	○	Apply for grants and innovation funding programs.
	○	Leverage tax incentives for eco-friendly practices.
3.	Revenue Generation
	○	Pre-sale agreements for 3D-printed units to generate upfront revenue.
	○	Long-term contracts with real estate developers and government projects.
4.	Debt Financing
	○	Secure low-interest loans for infrastructure expansion.
	○	Partner with financial institutions for project-based financing.

This operational plan provides a structured pathway for Blackwell 3D Construction Corp. to establish itself as a leader in the 3D construction market. By adhering to this plan, the Company aims to achieve sustainable growth, technological leadership, and a lasting impact on the construction industry. And to be certain, the foregoing timelines and amounts are approximate and are subject to change due to market conditions and at the sole discretion of Management.

Current Problems in the 3D Home Printing Industry & the Blackwell Solution

1. Regulatory Compliance:

The Challenge: Adhering to existing building codes and regulations that may not have provisions for 3D printed construction.

Blackwell Solution: Collaborate with regulatory bodies to establish standards for 3D printed structures, and actively engage in dialogue to update and adapt existing regulations.

2. Technology Costs:

The Challenge: High initial costs for acquiring and maintaining 3D printing equipment and technology.

Blackwell Solution: Seek partnerships, government grants, or funding to offset technology costs. Additionally, ongoing investments in research and development may lead to more cost-effective solutions over time.

7

3. Material Development:

The Challenge: Limited availability and high costs of specialized 3D printing construction materials.

Blackwell Solution: Invest in research and development to create more affordable and sustainable materials. Collaborate with material science experts and suppliers to explore innovative alternatives.

4. Public Perception and Acceptance:

The Challenge: Limited public awareness and acceptance of 3D printed homes as a viable and safe construction method.

Blackwell Solution: Conduct outreach and education campaigns to inform the public about the benefits, safety, and sustainability of 3D printed housing. Showcase successful projects and engage with the community to build trust.

5. Skilled Labor Shortage:

The Challenge: Lack of skilled workers familiar with 3D printing technology and construction methods.

Blackwell Solution: Invest in training programs and partnerships with educational institutions to develop a skilled workforce. Create internship opportunities and collaborate with industry experts to bridge the skills gap.

6. Scaling Production:

The Challenge: Scaling up production to meet demand without compromising quality.

Blackwell Solution: Implement efficient project management systems, invest in multiple 3D printing units, and optimize production workflows. Continuous process improvement is essential for scalability.

7. Design Complexity:

The Challenge: Designing complex structures that meet both aesthetic and structural requirements.

Blackwell Solution: Collaborate with architects and engineers to refine design processes, utilize advanced software for design optimization, and invest in research to simplify construction techniques.

8. Supply Chain Disruptions:

The Challenge: Potential disruptions in the supply chain for 3D printing materials and components.

Blackwell Solution: Diversify suppliers, maintain strategic inventories, and establish contingency plans to mitigate the impact of supply chain disruptions.

9. Long-Term Durability:

The Challenge: Ensuring the long-term durability and structural integrity of 3D printed homes.

Blackwell Solution: Invest in thorough testing and quality control processes, collaborate with structural engineers, and conduct long-term studies to assess the performance of 3D printed structures over time.

8

10. Financing and Insurance:

The Challenge: Limited availability of financing options and insurance coverage for 3D printed homes.

Blackwell Solution: Work with financial institutions to develop specialized financing programs for 3D printed housing projects. Collaborate with insurance providers to create tailored insurance policies that address the unique aspects of 3D printed construction.

Addressing these challenges requires a holistic approach involving collaboration with various stakeholders, ongoing research and development, and a commitment to transparency and education within the industry and the broader community.

Life Cycle Stages of a 3D Printed Housing Community:

Our proposed projects will center, among other projects, around the development of a 3D Printed Housing Community, we will leverage cutting-edge 3D printing technology, offering sustainable, cost-effective, and customizable housing solutions. Our planned community will not only provide comfortable and modern homes but will also serve as a model for environmentally conscious and community-focused development.

1. Planning and Design:

•	Initial conceptualization and feasibility studies.
•	Collaborative design and customization discussions with potential residents.
•	Architectural and engineering planning for 3D printed structures.

2. Regulatory Approval:

•	Submission of plans to regulatory authorities for approval.
•	Obtaining necessary permits and adhering to building codes.

3. Land Acquisition:

•	Acquiring the designated land for the housing community.

4. Construction Phase:

•	Setting up 3D printing equipment and infrastructure.
•	Commencing the 3D printing of structures.
•	Quality control and monitoring throughout the construction process.

5. Community Development:

•	Establishment of community amenities such as parks, common areas, and utilities.
•	Introduction of smart technologies and sustainable features.

6. Marketing and Sales:

•	Launching marketing campaigns to attract potential residents.
•	Sales and leasing of 3D printed homes.

7. Occupancy and Move-In:

•	Handing over completed homes to residents.
•	Supporting residents during the move-in process.

8. Community Growth and Integration:

•	Facilitating community events and activities to foster a sense of belonging.
•	Integrating additional services and amenities based on community needs.

9

9. Maintenance and Upgrades:

•	Providing ongoing maintenance and support services.
•	Offering upgrades and customization options for existing residents.

10. Long-Term Sustainability:

•	Monitoring and optimizing the community's environmental impact.
•	Implementing sustainable practices for ongoing community development.

11. Expansion or Renovation:

•	Considering options for community expansion or renovation based on demand and evolving needs.

12. Legacy and Impact:

•	Reflecting on the community's long-term impact on residents and the surrounding area.
•	Establishing a legacy of innovation and sustainability.

TARGET MARKET IN THE U.S.A. & U.A.E.

Target Market	Description
Affordable Housing	3D concrete printing technology can significantly reduce the cost of building houses, which makes it a suitable solution for affordable housing.
Disaster Relief	In the aftermath of natural disasters, 3D concrete printing technology can be used to quickly build temporary shelters and housing for displaced people.
Customized Architecture	3D concrete printing technology can be used to create complex shapes and structures that are difficult or impossible to achieve with traditional construction methods.
Infrastructure Projects	3D concrete printing technology can be used to build infrastructure projects such as bridges, tunnels, and retaining walls.
Commercial Construction	3D concrete printing technology can be used to build commercial buildings such as offices, hotels, and shopping centers.

As we move forward it will be necessary to identify suitable building sites for our 3D printed housing and apartments, the site selection involves several key considerations, including regulatory requirements, infrastructure availability, market demand, and suitability of the location for construction. We have identified the following approach to this issue which we believe will apply to both the USA and UAE, the objective of this operational plan is to systematically identify potential building sites in both the USA and UAE for the construction of 3D printed housing and apartments. This plan aims to ensure that the selected sites meet regulatory requirements, have adequate infrastructure, are suitable for construction, and align with market demand and economic viability.

1. Research and Analysis:

•

Regulatory Environment: Research zoning laws, building codes, and regulations in both the USA and UAE related to 3D printed construction. Identify any specific regulations or permits required for innovative construction methods.

•

Infrastructure Assessment: Evaluate the availability of electricity, water, sewage, and internet connectivity at potential sites. Assess transportation infrastructure for materials delivery and worker access.

•

Market Demand Analysis: Conduct market research to identify areas with a demand for affordable housing or apartments. Analyze population growth, demographics, and economic trends to pinpoint target locations.

•	Site Suitability Evaluation: Consider topography, soil conditions, and environmental impact. Prioritize sites with flat terrain and stable soil suitable for 3D printed construction.

10

2. Local Authorities and Communities: Engage with local municipalities, housing authorities, and community stakeholders to gather feedback and address concerns. Seek partnerships with government agencies or organizations promoting innovative construction solutions.

3. Technology and Resource Assessment:

•

3D Printing Technology: Ensure access to necessary technology infrastructure for 3D printing, such as large-scale printers or robotic arms. Assess availability of skilled labor or training programs for 3D printing construction techniques.

•

Resource Allocation: Allocate resources for site surveys, feasibility studies, and due diligence processes. Establish budgetary allocations for land acquisition, construction, and infrastructure development.

4. Risk Management:

•	Risk Identification: Identify potential risks such as natural disasters, political instability, or legal challenges. Assess risks associated with specific locations and develop mitigation strategies.
•	Contingency Planning: Develop contingency plans to address unforeseen challenges or delays during site identification and development.

5. Due Diligence and Site Selection:

•

Thorough Assessment: Conduct due diligence on shortlisted sites, including legal, financial, and technical assessments. Evaluate sites based on regulatory compliance, infrastructure suitability, market demand, and economic viability.

•

Site Selection Criteria: Select sites that meet all criteria outlined in the research and analysis phase. Prioritize sites that offer the best combination of regulatory compliance, infrastructure availability, market demand, and economic feasibility.

6. Continuous Improvement:

•

Feedback and Adaptation: Solicit feedback from stakeholders and project team members to identify areas for improvement. Continuously monitor market conditions, regulatory changes, and technological advancements to adapt strategies accordingly.

•

Learning and Development: Invest in ongoing training and development programs for employees involved in site identification and development. Stay abreast of emerging trends and best practices in 3D printed construction to enhance project efficiency and effectiveness.

We believe that by following this operational plan, the Company can systematically identify and select potential building sites in both the USA and UAE for the construction of 3D printed housing and apartments, ensuring that the chosen locations are well-suited for development and aligned with the company's objectives.

Industry Overview and Competition

A competitive analysis of the 3D home printing industry involves evaluating key players, market trends, strengths and weaknesses, opportunities, and threats within the market. Many of our competitors are better capitalized and have built structures using 3D printing technology. The following is a general overview of industry competitors:

Key Players:

1. ICON Technology Inc.: Pioneering company in 3D home printing, known for successful projects and partnerships.

2. Apis Cor: Specializes in large-scale 3D printing for construction. Offers a mobile 3D printer for on-site construction.

11

3. COBOD International: Focuses on providing construction companies with 3D printing technology. Collaborative projects globally. Investors include GE Power and Cemex. The company is based in Denmark.

4. Winsun (Yingchuang Building Technique):Known for ambitious 3D printing projects, including entire buildings.

5. Peri Group: Offers a range of construction-related solutions, including 3D printing technology. However, 3D printing technology is not their main focus. They are based in Germany.

6. Sika AG: A large multinational construction company, that offers concrete 3D printing.

Market Trends:

•	Diversification of Applications: Companies are exploring applications beyond residential construction, including commercial buildings, infrastructure, and disaster relief.

•	Technological Advancements: Ongoing research and development are driving improvements in printing speed, scale, and material options.

•	Global Expansion: Companies are seeking opportunities for international collaborations and projects, expanding the reach of 3D home printing technology.

•	Smart Home Integration: A trend toward integrating smart technologies and sustainable features within 3D printed homes is gaining traction.

Strengths and Opportunities:

•	Sustainability Focus: Companies emphasizing sustainable and eco-friendly construction methods have a competitive edge.

•	Customization Capabilities: Offering unique and customizable designs appeals to a market segment seeking personalized homes.

•	Strategic Partnerships: Collaborations with construction firms, material suppliers, and technology companies provide a competitive advantage.

•	Research and Development: Companies investing in ongoing research and development are better positioned to stay ahead in a rapidly evolving market.

Weaknesses and Threats:

•	Regulatory Challenges: Uncertain or restrictive regulations can hinder the widespread adoption of 3D printing in construction.

•	Public Perception: Overcoming skepticism and building public trust in the safety and reliability of 3D printed homes is a potential challenge.

•	Supply Chain Disruptions: Dependence on a limited number of suppliers may expose companies to supply chain disruptions.

•	Competition: Intense competition within the industry may lead to pricing pressures and challenges in market differentiation.

12

The 3D home printing industry is dynamic, with key players competing on multiple fronts, including technological innovation, sustainability, and market reach. Success in this industry requires a strategic approach, ongoing investment in research and development, and the ability to navigate regulatory landscapes and public perception. As the market evolves, companies that adapt to emerging trends and collaborate effectively will likely emerge as industry leaders.

In a world where innovation meets necessity, Blackwell 3D Construction Corp. stands to be at the forefront of revolutionizing the construction landscape through 3D home printing if we are able to effectively execute on our business plan. Our commitment goes beyond just constructing houses; we are pioneering a movement that embraces sustainability, affordability, and unmatched customization. As we navigate the challenges of the present, we envision a future where homes are not just structures but reflections of individual dreams and community values. We believe that what sets Blackwell 3D Construction Corp. apart is our unwavering dedication to technological excellence. We don't intend to just build homes; we intend to engineer the future. Our 3D printing technology is not meant to be merely a tool but a catalyst for change reshaping the way communities are built and homes are cherished. Imagine a world where construction is not a burden on the environment, where homes are as unique as the individuals who inhabit them, and where innovation meets affordability. Through collaboration, ingenuity, and a passion for sustainable living, we invite you to join us in shaping a future where homes are more than just buildings – they are the foundations of thriving communities.

EMPLOYEES

Currently, BDCC employs three individuals (excluding officers, directors and key advisors):

Operations: One employee responsible for managing the day-to-day operations of the Company, including project coordination and logistics. This individual dedicates an average of 40 hours per week.

Sales and Marketing: One employee focuses on business development, client acquisition, and promoting the Company's services. This role includes outreach and engagement with potential partners and stakeholders. This employee spends approximately 40 hours per week  in these efforts.

Finance: One employee manages the Company's financial operations, including accounting, financial planning, and compliance. This individual also works 40 hours per week.

Each employee contributes equally to the Company’s operational efficiency and growth.

In addition to the above, we contract out numerous tasks such as development of our IT infrastructure to independent contractors on an as needed basis. Presently, we have approximately five (5) individuals who perform work for us on a contractor basis.

In addition to the above, BDCC relies on its officers, directors and key advisors, a number totaling eight (8) total people.

None of our employees are expected to be subject to a collective bargaining agreement or represented by a trade or labor union. We consider our employee relations to be good.

CORPORATE HISTORY

The Company was originally incorporated under the laws of the State of Florida on May 11, 2010, under the name Benefit Solutions Outsourcing Corp. The Company was initially formed to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts.

On May 19, 2011, the Board of Directors and majority shareholder of Benefit Solutions Outsourcing Corp. approved Articles of Amendment to our Articles of Incorporation which changed the name of the company to “Buckeye Oil & Gas, Inc.”

13

On June 2, 2011, Jamie Mills, the principal shareholder of Benefit Solutions Outsourcing Corp., a Florida corporation (the "Company"), entered into a Stock Purchase Agreement which provided for the sale of his 38,000,000 shares of common stock of the Company (the “Shares”) to Ravi Dhaddey (who purchased 32,900,000 of the Shares) and Pol Brisset (who purchased 5,100,000 of the Shares). The consideration paid for the Shares, which represent 65.07% of the issued and outstanding share capital of the Company on a fully-diluted basis, was $352,941. Messrs. Dhaddey and Brisset used their personal funds to purchase the Shares. On the same day and in connection with the acquisition of the Shares, Pol Brisset and Manny Dhinsa were appointed as directors of the Company upon the resignation of Jamie Mills from his positions as the sole officer and director of the Company. The Board of Directors of the Company elected Pol Brisset as President, Chief Executive Officer, Chief Financial Officer and Treasurer and a director of the Company and Manny Dhinsa as Secretary and a director.

On October 21, 2013, Stephane Pilon was appointed President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director of the Company. Concurrently, Pol Brisset resigned as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Treasurer of the Company and was appointed as the Company’s Secretary. Mr. Brisset remained as a Director of the Corporation. Additionally, Michal Gnitecki resigned as Secretary and Director of the Corporation.

On July 24, 2014, the Company changed its state of incorporation from Florida to Nevada and its name from “Buckeye Oil & Gas, Inc.” to “Brisset Beer International, Inc.” by the merger of Buckeye Oil & Gas, Inc. with and into its wholly owned subsidiary, Brisset Beer International, Inc. FINRA approved the change of the issuer’s stock symbol from BOIG to BBII effective as of July 24, 2014.

Until April 2014, the Company was engaged in the acquisition and exploration of oil and gas properties. As a result of its asset purchase in April 2014, the Company abandoned its interests in its two oil and gas properties and is principally engaged in the development of a brewing, distribution, and marketing of craft-brewed beer business in the province of Quebec, Canada.

On February 11, 2019, pursuant to a Stock Purchase Agreement dated November 21, 2017, by and among, on the one hand, Stephan Pilon and Pol Brisset (the “Selling Stockholders”), and, on the other hand, Redstone Ventures, LTD (the “Purchaser”), purchased an aggregate of 7,561,000 shares of the Company’s common stock from the Selling Stockholders for $0.00238 per share, or an aggregate purchase price of $18,000. The 7,561,000 shares of common stock purchase by the Purchaser from the Selling Stockholders represented approximately 76.66% of the outstanding 9,863,000 shares of common stock of the Company and constituted a change in control of the Company.

Concurrently, Stephane Pilon resigned as the President, Chief Executive Officer, Chief Financial Officer, Treasurer and member of the Board of Directors of the Company and Mr. Pol Brisset resigned as the Secretary and member of the Board of Directors of the Company and Mr. Kevin G. Malone was appointed as the President, Chief Executive Officer, Secretary and Treasurer of the Company and as the sole member of the Company’s Board of Directors.

On March 15, 2022, our board of directors approved changing our corporate name from Brisset Beer International, Inc. to Power Americas Resource Group Ltd.

On April 22, 2022, the Company’s then sole-officer, director, and majority shareholder, Mr. Kevin Malone (“Mr. Malone”) entered into an Amended and Restated Common Stock Purchase Agreement (the “SPA”) whereby Mr. Malone sold 6,750,000 shares of the Corporation’s common stock beneficially owned by Mr. Malone to Aplicaciones Quimicas Especializadas Del Sureste, S.A. DE C.V. for an aggregate purchase price of $100,000. Mr. Malone remained as the Corporation’s sole-officer and director.

On September 9, 2022, the Company announced the closing of an Asset Purchase Agreement (“Purchase Agreement”), with Mr. Boris Goldstein (Mr. Goldstein”) pursuant to which the Company acquired various assets from Mr. Goldstein, (the “Acquisition”) relating to 3D/4D printing technology for use in the construction industry. Concurrently with the execution of the Purchase Agreement, the Company received notice of resignation, made effective as of effective September 13, 2022, from Mr. Malone from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation. Mr. Malone stated that his resignation was not the result of any disagreements between Mr. Malone and the Company relating to the Company’s operations, policies, or practices.

14

On September 9, 2022, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation (“Restated Articles”) with the Secretary of State of the State of Nevada.

On September 13, 2023, the Company appointed Mr. Mark Croskery (“Mr. Croskery”) to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Mr. Croskery accepted the appointments, to become effective, as of September 13, 2022. Additionally, the Company appointed Dr. Boris Goldstein (“Dr. Goldstein”) to serve as Secretary and Director of the Corporation to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Dr. Goldstein accepted the appointments, to become effective, as of September 13, 2022.

On October 19, 2022, the Company and Dr. Goldstein entered into an Unwind Agreement and Mutual Release (the “Unwind Agreement”), for the purpose of unwinding, and rendering void, the Asset Purchase Agreement executed by and between the Company and Goldstein on September 9, 2022. Additionally, effective as of October 19, 2022, Dr. Goldstein resigned as Secretary and Director of the Company. The Unwind Agreement and resignations was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Effective the same date, Mr. Croskery was appointed as the Company’s Secretary.

On October 23, 2022, the Company and Ramasamy Balasubramanian, an individual, (“RB”) entered into an Asset Purchase Agreement (“RB APA”), with an effective date of October 19, 2022, pursuant to which the Company acquired various proprietary assets and intellectual property collectively known as “Twin Infra” which is a complete IT solution for the Construction/Infrastructure industry based on the concept of “Digital Twin.” In connection with the RB APA, and as of October 24, 2022, Mark Croskery resigned from the positions of Chief Financial Officer and Treasurer of the Company. Mr. Croskery remained as Chief Executive Officer, President, Secretary & Director of the Company, and Ramasamy Balasubramanian was appointed as the Company’s Treasurer, Chief Financial Officer, and Chairman of the Board of Directors to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed. Additionally, as of the same date Kirubakaran Candasamy was appointed as Chief Technology Officer and Director of the Company to serve until the next annual meeting of the Corporation or until his respective successor is duly appointed.

On February 2, 2023, Mr. Kumar Elumalai was appointed to the Company’s board of directors as an independent director.

On February 8, 2023, Mr. Prabhu Rajendiran was appointed to the Company’s board of directors as an independent director.

On October 12, 2023, the Company and Balasubramanian, (“Balasubramanian”) entered an Unwind Agreement and Mutual Release (the “2023 Unwind Agreement”), for the purpose of unwinding, and rendering void, the RB APA executed by and between the Company and Balasubramanian on October 19, 2022. Per the Unwind Agreement the Parties mutually and voluntarily agreed to unwind the transaction contemplated by the RB APA. Accordingly, the Company returned all the assets acquired per the RB APA and Balasubramanian cancelled, and returned to the Company’s treasury, the 40,000,000 restricted shares of the Company’s common stock he received per the terms of the Original APA. In connection with the 2023 Unwind Agreement: (i) Balasubramanian resigned as Chief Financial Officer, Treasurer and Chairman of the Board of Directors of the Company; (ii) Candasamy resigned from the positions of Chief Technical Officer and Director of the Company; (iii) Rajendiran resigned from the Board of Directors of the Company; and (iv) Elumalai resigned from the Board of Directors of the Company. Each of the foregoing has represented that neither the 2023 Unwind Agreement nor the resignations were the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Additionally, the Company received notice of resignation from Croskery from the positions of Chief Executive Officer, President, Secretary and Director of the Company. Croskery was concurrently appointed as the Company’s Chief Operating Officer. Croskery’s resignation from such positions was not the result of any disagreements between Croskery and the Company relating to the Company’s operations, policies, or practices.

On October 12, 2023, the Company announced that it closed an Asset Purchase Agreement (“2023 Purchase Agreement”) with Mr. Mohammed Zaveri (“Mr. Zaveri”) pursuant to which the Company acquired various assets that, together, provide a turnkey solution with respect to acquiring land, overseeing construction projects, acquisition of buildable land in major residential areas in the United Arab Emirates, and the development of a 3-D printer for use in residential single-home and small-scale apartment building construction.

15

Effective immediately upon the foregoing resignations and in connection with the 2023 Purchase Agreement, the Company: (i) appointed Mohammed Saif Zaveri as the Company’s Chief Executive Officer, President, and Chairman of the Board of Directors; (ii) appointed Mitesh Ashok Rasaikar as the Company’s Chief Financial Officer, Treasurer, Secretary, Chief Technology Officer, and Director; (iii) appointed Mark Croskery as the Company’s Chief Operating Officer; (iv) appointed Murali Krishna Velupillai as an Independent member of the Company’s Board of Directors; and, (v) appointed Murali Krishna Velupillai as an Independent member of the Company’s Board of Directors. Each of the foregoing accepted their respective appointment as of October 12, 2023.

On or about October 15, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders of approximately 74.91%, approved the following: (i) Changing our corporate name from Power Americas Resource Group Ltd. to Blackwell 3D Construction Corp.; (ii) A change in the Company’s OTC trading symbol from PARG to BDCC or, (the “Corporate Symbol Change”); and, (iii) A One for Two Hundred Fifty (1-for- 250) Reverse Stock Split (“Reverse Split”) of the issued and outstanding shares of Common Stock of the Company whereby every 250 shares of the Company’s issued and outstanding common stock shall automatically convert into one new share of common stock. As a result of the Board and Shareholders approved actions set forth above, on October 15, 2023, the Company filed the necessary documentation with the Nevada Secretary of State changing its name from Power Americas Resource Group Ltd. to Blackwell 3D Construction Corp. and filed a Certificate of Change Pursuant to N.R.S. 78.209 reflecting the Reverse Split.

On January 16, 2024, FINRA made the 1-for-250 Reverse Split effective. As of that date, the reverse stock split resulted in our issued and outstanding shares being decreased from 299,198,575 shares of common stock to 1,196,795 shares of common stock. All references to shares issuances or share amounts issued and outstanding made prior to January 16, 2024, throughout this report do not account for the 1-for-250 reverse stock split.

In February 2024, Mr. Zaveri entered into an Employment Agreement with the Company whereby he agreed to act as the Company’s Chief Executive Officer, President, and Chairman of the Board of Directors as per the terms and conditions of the Employment Agreement, and in exchange he received 30,000,000 shares of the Company’s Common Stock.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company is not currently generating revenues and does not expect to generate revenue until it enters into the commercial phases of marketing its products and services as contemplated herein. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

16

ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR BUSINESS

Our Company is in the Development Stage, is not generating revenue, and has a limited operating history.

Since the Company has been conducting research and development regarding the Company’s technology and has not generated significant revenue as of the date of this Registration Statement, the Company may not be able to succeed as a business without additional financing. The Company has incurred losses from operations and has had negative cash flows from operating activities since its inception. Its current operating plan indicates that we will continue to incur losses from operating activities given ongoing expenditures related to the implementation of the 3D Printing technology. Without sufficient additional funds, the Company’s ability to continue is a going concern for the next twelve months and is dependent upon the Company’s ability to raise the necessary funds from Investors to meet financial obligations.

If the Company is unable to raise the capital, it is unlikely that it will be able to continue as a going concern.

The Company’s auditors have issued a “going concern” opinion. The Company’s ability to continue as a “going concern” is dependent on many factors, including, among other things, its ability to raise the necessary capital to fund its operations, growth in product production, and improved operating margins. If the Company is unable to achieve these goals, its business would be jeopardized, and the Company may not be able to continue. If the Company ceased operations, it is likely that all of its investors would lose their investment.

The Company’s Technology may never be commercially accepted.

It is possible that the intended market and customers may not generally accept the Company’s 3D Printing technology due to its novelty. It is possible that the failure to market the 3D Printing technology is the result of a change in business model due to the Company deciding that the business model needs to be changed, or some other external factor not in the Company’s control. Even though the Board will make an effort to steer the Company towards success, the Company cannot guarantee that any changes to the business model will be in the best interest of the Company and its Shareholders.

Our business is difficult to evaluate because we have limited operating history.

Potential investors should be aware of the difficulties generally encountered by an enterprise with limited operating history. These difficulties include, but are not limited to, marketing, competition and unanticipated costs and expenses. Because of our lack of operating history, limited revenues or earnings and limited assets, there is a risk that we will be unable to operate. The cost of operating our business is high because of the costly nature of the operations, facilities, and other infrastructure and supplies. There can be no guarantee that we will be able to successfully develop our operations and services.

The 3D printing technology could fail to achieve expected growth.

The Company’s future growth projections are based on the assumptions that the Company’s 3D printing technology can be successfully implemented, sold, and generally accepted in the marketplace. The Company assumes that the research, development, of our technology and the eventual design process will be successful and will assist in developing strategic partnerships that can financially benefit the development of the technology. While, it is possible that the technology will fail to gain market acceptance for any number of reasons, if the new products fail to achieve sales and acceptance in the marketplace, this could materially and adversely impact the Company’s future growth and viability.

17

The Company will rely on third parties to provide services essential to the success of the business. Unavailability of qualified engineers and technicians to support development efforts could cause disruptions in the business.

The Company will rely on third parties to provide a variety of essential business functions, including engineering, manufacturing, systems integration specialists, marketing, proposal drafting, distribution, and other partners. Additionally, the quality and timeliness of parts manufacturers is critical to our ability to build any future development properties. It is also possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the Company will experience delays, defects, errors, or other problems with their work that will materially impact operations and the Company may have little or no recourse to recover damages for these losses. A disruption in these third parties’ operations could materially and adversely affect the business. As a result, the Company’s operations could be adversely impacted by the Company’s reliance on third parties and their performance.

The Company’s business, including costs and supply chain, is subject to risks associated with sourcing and manufacturing.

In the event of a significant disruption in the supply of the raw materials used in the manufacture of the Company’s products, we might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

Government regulation could negatively impact the business.

Due to the potential wide geographic scope of the Company’s operations, the Company could be subject to regulation by political and regulatory entities throughout the world. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s sales could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its products or industry. As the Company is introducing a relatively novel concept and innovative plan to the marketplace, the Company is unaware of any specific government regulation, in any of the jurisdictions the Company plans to operate in, that could negatively affect its business. However, because this industry niche is new and because there is a component of risk of loss to persons and property, the Company believes that there may ultimately be regulation affecting its projects on both a state and federal level. It is impossible to predict what such regulation would encompass, but any regulation would most likely be at least include additional reporting requirements, potential project specifications or requirements and possibly even regulation of additional aspects of the industry.

Future success is difficult to predict because the Company operates in an emerging and evolving market, and the industry in which the Company competes is subject to volatile and unpredictable cycles.

The 3D printing construction industry in which the Company operates is an emerging and evolving market making it difficult to evaluate its prospects and which may lead to period-to-period variability in operating results. Products and services are based on unique technology which the Company believes offers significant advantages to customers, but the markets the Company serves are in a relatively early stage of development, and it is uncertain how rapidly they will develop. It is also uncertain whether the technology will achieve high levels of demand and acceptance as these markets grow. Additionally, to meet rapidly changing demand in the industry the Company serves, it must effectively manage its resources and production capacity. During periods of decreasing demand for its products, the Company must be able to appropriately align its cost structure with prevailing market conditions, and effectively manage its supply chain. If the Company is not able to timely and appropriately adapt to changes in its business environment or to accurately assess where the Company is positioned within a business cycle, its business, financial condition, or results of operations may be materially and adversely affected.

The Company may rely on proprietary rights, including future patent applications, to protect its Technology and enforcing those rights could disrupt its business operation and divert precious resources that could ultimately harm its future prospects.

The Company relies on now, and will rely on in the future, a combination of trade secrets, confidentiality agreements, and other common law procedures to protect its proprietary technologies. Claims contained in any future patent application, if any, may not provide adequate protection for the Company’s products and technology. In the absence of patent protection for some of the Company’s inventions, the Company may be vulnerable to competitors who attempt to copy its products or gain access to its trade secrets and know-how. There is a risk that potential competitors who have received patents for their technology will seek to block the approval of any patents or related intellectual property that the Company has applied for. In addition, the laws of foreign countries may not protect its proprietary rights to this technology to the same extent as the laws of the U.S. If a dispute arises concerning the intellectual property associated with our technology, the Company could become involved in litigation that might involve substantial cost. Litigation could divert substantial management attention away from its operations and into efforts to enforce its patents, protect its trade secrets or know-how or determine the scope of the proprietary rights of others. If a proceeding resulted in adverse findings, the Company could be subject to significant liabilities to third parties. The Company might also be required to seek licenses from third parties to manufacture or sell its products. The Company’s ability to manufacture its homes and implement its technology may also be adversely affected by other unforeseen factors relating to any proceeding or its outcome.

18

New competitors or alliances may emerge.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put our Company at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, even if our offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

Our international operations subject us to additional risks that may harm our operating results.

Our international operations make us subject to various international laws and regulations, including those relating to antitrust, data protection, and business dealings with both commercial and governmental officials and organizations. Our international operations subject us to a variety of additional risks, including:

•	the difficulty and cost of managing and staffing international offices and the increased travel, infrastructure, legal, and other compliance costs associated with multiple international locations;
•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;
•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our operations in certain foreign markets;
•	the effects of any political instability on the general willingness of our current and prospective partners to make capital commitments;
•	unfavorable changes in tax treaties or laws; and
•	increased exposure to foreign currency exchange rate risk.

19

As we continue to expand our business, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales, and harm our business, operating results, and financial condition. For example, in certain foreign countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we implement policies and procedures with the intention of ensuring compliance with these laws and regulations, our employees, contractors, and agents, as well as channel partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Foreign currencies periodically experience rapid fluctuations in value against the U.S. dollar. Any foreign currency devaluation against the U.S. dollar increases the real cost of our products to our operators and partners in foreign markets where we sell in U.S. dollars, which has resulted in the past and may result in the future in delayed or cancelled use of our 3D printing technology and, as a result, lower revenues. In addition, this increase in cost increases the risk to us that we will be unable to collect amounts owed to us by such operators or partners, which in turn would impact our revenues and could materially adversely impact our business and financial results. Any devaluation may also lead us to discount our prices more aggressively in foreign markets in order to maintain competitive pricing, which would negatively impact our revenues and gross margins. Conversely, a weakened U.S. dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we purchase components in foreign currencies.

Changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New pronouncements and varying interpretations of existing pronouncements have occurred with frequency and may occur in the future. Changes to existing rules, or changes to the interpretations of existing rules, could lead to changes in our accounting practices, and such changes could adversely affect our reported financial results or the way we conduct our business.

We are dependent upon attracting and retaining highly skilled personnel.

We believe our future success will depend largely upon our ability to attract and retain highly skilled management, consultants, and advisors in the following areas: operations, sales and marketing, and finance. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. The inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly consultants providing research and development, marketing, and operations services, could have a material adverse effect upon our business, results of operations and financial condition.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

We have historically relied on outside financing to fund our operations, capital expenditures, and expansion. We may require additional capital from equity or debt financing in the future to fund our operations or respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, or at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences, and privileges senior to those of holders of our Shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

20

RISKS RELATED TO OUR BOARD OF DIRECTORS

Our success depends upon the Board of Directors, the loss of whom could disrupt our business operations.

We depend upon the services of Senthil Kumaran Srinivasan, Murali Krishna Velupillai, Mitesh Ashok, and Mohammed Saif Zaveri. The loss of services of any of them could disrupt our operations.

Our Board of Directors will have substantial influence over our operations and control substantially all of our business matters.

The Board of Directors includes Senthil Kumaran Srinivasan, Murali Krishna Velupillai, Mitesh Ashok, and Mohammed Saif Zaveri. We rely upon the judgment of these three people in making business decisions on matters which require the judgment of the Board of Directors. Shareholders will not have any rights as lenders or creditors of the Company and only limited rights as Shareholders of the Company. The Board of Directors is vested with complete and exclusive authority to control and manage the Company, including authority to lend money; to borrow and repay loans on behalf of the Company; enter joint ventures and collaborative relationships; establish cash reserves; make cash distributions to Shareholders; and other functions, all without consulting with or obtaining the approval of any Shareholder.

Our Chief Executive Officer and Chairman of the Board of Directors has significant voting power, which allows them to take actions that may not be in the best interest of all other shareholders.

Mr. Mohammed Saif Zaveri, our President, Chief Executive Officer, and a Chairman of our Board of Directors, holds approximately 74.45% of our voting stock. Accordingly, he is able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. He may also be able to determine their compensation. Mr. Zaveri also has significant influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers and acquisitions, consolidations, and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. In addition to his stock ownership, he is key to our operations and will have significant influence regarding our daily operation decisions. This concentration of ownership and influence over our decision-making may also discourage, delay, or prevent a change in control of the Company, which could deprive our other shareholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might reduce the price of our common stock.

Nevada Law and Our Articles of Incorporation May Protect Our Directors from Certain Types of Lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment, or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt, and capitalization, will be determined by our board of directors. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and  while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

21

Duties of the Board of Directors to the Shareholders; Indemnification

The duties the Board of Directors owes to the Company and the other Shareholders include the duty of care, the duty of disclosure, and the duty of loyalty, and the fiduciary duties of a partner to a Company and its other partners, as set forth in the Bylaws. This is a rapidly developing and changing area of the law and the Shareholders who have questions concerning the duties of the Board of Directors should consult with their legal counsel.

A Shareholder has a right to expect that the Board of Directors will do the following:

•	Use its best efforts when acting on the Shareholder’s behalf,
•	Not act in any manner adverse or contrary to the Shareholder’s interests,
•	Not act on its own behalf in relation to its own interests, and
•	Exercise all of the skill, care, and due diligence at its disposal.

In addition, the Board of Directors is required to make truthful and complete disclosures so that the Shareholders can make informed decisions. The Board of Directors is forbidden to obtain an advantage at the expense of any of the Shareholders, without prior disclosure to the Company and the Shareholders. This indemnification will provide the Shareholders with a more limited right of action against the Board of Directors than they would have if the indemnification were not in the Agreement. This provision does not include indemnification for liabilities arising under the Securities Act of 1933, as, in the opinion of the Securities and Exchange Commission (“SEC”), such indemnification is contrary to public policy.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Litigation

In the ordinary course of its business, the Company may be subject to litigation from time to time. The outcome of such proceedings may materially adversely affect the value of the Company and may continue without resolution for long periods of time. Any litigation may consume substantial amounts of the Board of Directors' time and attention, and such time and resources devoted to such litigation may, at times, be disproportionate to the amounts at stake in such litigation.

RISKS ASSOCIATED WITH THIS REGISTRATION STATEMENT

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

22

The Company’s management could issue additional shares.

The Company has 500,000,000 authorized common shares, of which 35,997,373 are currently issued and outstanding. Additionally, the Company has authorized 100,000,000 shares of preferred stock, of which as of the date of this Offering, 10,000,000 have been designated as Series A Preferred Stock. There are  5,850,000 shares of Series A Preferred Stock issued and outstanding. Series A Preferred Stock carries 100 votes per share of Series A Preferred Stock. Accordingly, holders of the Series A Preferred Stock will, for the foreseeable future, have voting control over such matters requiring approval by shareholders, including, but not limited to, the election of directors and the approval of mergers or other business combination transactions. Additionally, and to this end, our CEO and a Director, Mohammed Saif Zaveri, controls the majority of the total voting power of the Company. The Company’s management could, without the consent of the existing shareholders, issue substantially more shares, causing a further dilution in the equity portion of the Company’s current shareholders. Additionally, large share issuances would generally have a negative impact on the Company’s share price.

We do not anticipate paying dividends.

We do not anticipate paying dividends on our common stock in the foreseeable future, but plan rather to retain earnings, if any for the operation, growth, and expansion of our subsequent business. Because the Company does not anticipate paying cash dividends in the foreseeable future which may lower expected returns for investors, and as such our stockholders will not be able to receive a return on their investment unless they sell their shares of common stock.

ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations for the three months ended August 31, 2024 and 2023

Revenues

We earned no revenues for three ended August 31, 2024 or 2023.

Operating Expenses

We incurred $871,153 in operating expenses for the three months ended August 31, 2024, as compared with $18,377 in the three months ended August 31, 2023. The increase in operating expenses is the result of share issued for services during the three months ended August 31, 2024. We expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $2,057 for the three months ended August 31, 2024, compared to other expenses of $10,010 for the three months ended August 31, 2023. The decrease in other expenses was the result of the reduction of interest expense that occurred during the year ended August 31, 2023.

Net Loss

We recorded a net loss of $873,210 for the three months ended August 31, 2024, compared to a net loss $28,387 for the three months ended August 31, 2023. The decrease in net loss was associated with the factors discussed above.

23

Results of Operations for the Years Ended May 31, 2024 and 2023

Revenues

We earned no revenues for years ended May 31, 2024 or 2023.

Operating Expenses

We incurred $740,341 in operating expenses for the year ended May 31, 2024, as compared with $418,164 in the year ended May 31, 2023. The increase in operating expenses is the result of loss on the acquisition of Blackwell Realtech 3D, LLC. We expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $819,808 for the year ended May 31, 2024, compared to other expenses of $4,855,648 for the year ended May 31, 2023. The decrease in other expenses was the result of the impairment of intangible assets of $5,000,000 that occurred during the year ended May 31, 2023.

Net Loss

We recorded a net loss of $1,560,149 for the year ended May 31, 2024, compared to a net loss $5,273,812 for the year ended May 31, 2023. The decrease in net loss was associated with the factors discussed above related to the impairment of intangible assets of $5,000,000 that occurred during the year ended May 31, 2023.

Going Concern

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the three months August 31, 2024, the Company has incurred net losses of $873,210, accumulated deficits of $10,106,024, and used cash in operations of $173,440. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our current operations have been funded entirely from capital raised from our private offering of securities as well as additional funding received through the issuance of convertible notes and stock issuances. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

The Company’s ability to continue as a going concern is dependent on its ability to achieve profitable operations and to generate sufficient cash flow from financing and operations to meet its obligations as they become payable.

Management may seek additional capital through a private placement and public offering of its common stock. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future.

Liquidity and Capital Resources

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project commitments, and pursue our expansion and diversification objectives.

24

As of August 31, 2024, we had total current assets of $1,491 and total current liabilities of $615,140. We had a working capital deficit of $613,649 as of August 31, 2024.

As of May 31, 2024, we had total current assets of $0 and total current liabilities of $496,631. We had a working capital deficit of $496,631 as of May 31, 2024.

Net cash used by operating activities was $173,440 for the three months ended August 31, 2024, as compared with $18,377 cash used for the year ended August 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Net cash used by operating activities was $76,656 for the year ended May 31, 2024, as compared with $331,979 cash used for the year ended May 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $174,391 in cash for the three months ended August 31, 2024, as compared with $18,323 for the three months ended August 31, 2023. Our positive financing cash flow for 2024 and 2023 mainly consisted of proceeds from notes payables and proceeds from the issuance of common stock, netted against repayments of notes payable.

Financing activities provided $76,602 in cash for the year ended May 31, 2024, as compared with $331,716 for the year ended May 31, 2023. Our positive financing cash flow for 2024 and 2023 mainly consisted of proceeds from notes payables and proceeds from the issuance of common stock, netted against repayments of notes payable.

Date of Note\ Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued($)	Maturity Date	Conversion Terms (e.g. pricing mechanism for deter- mining con- version of instrument to shares)	Name of Noteholder (entities must have in- dividual with voting / investment control disclosed).	Reason for Issuance (e.g. Loan, Services, etc.)

March 31, 2018	$8,907.00	$6,500.00	$2,506	June 30, 2018	None	Sandberg International LTD. Beneficial Owner: Pat- rick Wong	Loan
October 12, 2023	$259,762.00	$449,295.00	N/A	Per Payment Plan(1)(4)	None	Aplicaciones Quimicas Especializadas Del Sur- este, S.A. DE C.V. Beneficial Owner: Oscar Estudillo Quiñones	Loan
October 12, 2023	-	$40,000.00	N/A	Per Payment Plan(2)	None	Otvikling Consulting, S.C. Beneficial Owner: Alejandro Lopez Zapien	Loan
October 12, 2023	$13,239.00	$11,622.00	$1,617	Per Payment Plan(3)	None	Aplicaciones Quimicas Especializadas Del Sur- este, S.A. DE C.V.	Loan
October 17, 2023	$7,612.00	$7,000.00	$612	Demand	None	Atomic Technologia de Negocios SA Beneficial Owner: Hector Fernando Moreno Aldecoa	Loan
October 17, 2023	$3,262.00	$3,000.00	$262	Demand	None	Atomic Technologia de Negocios SA	Loan
November 30, 2023	$9,440.00	$8,779,00	$661	Demand	None	Atomic Technologia de Negocios SA	Loan
January 29, 2024	$7,942.00	$7,500.00	$442	Demand	None	Distribucion Hergomex, S.A de C.V. Beneficial Owner: César Alan Jiménez González	Loan
February 29, 2024	$4,937.00	$4,700.00	237	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
March 11, 2024	$2,095.00	$2,000.00	$95	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
March 21, 2024	$2,612.00	$2,500.00	$112	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
March 21, 2024	$5,223.00	$5,000.00	$223	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan

May 5, 2024	$3,881.00	$3,755.00	$95	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
May 31, 2024	$6,197.00	$6,045.00	$152	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
June 17, 2024	$25,514.00	$25,000.00	$514	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
June 18, 2024	$14,284.00	$14,000.00	$284	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
July 1, 2024	$5,188.00	$5,103.00	$85	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
July 17, 2024	$25,308.00	$25,000.00	$308	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
July 19, 2024	$25,295.00	$25,000.00	$295	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
July 30, 2024	$6,254.00	$6,200.00	$54	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan
August 30, 2024	$5,042.00	$5,041	$1	Demand	None	Distribucion Hergomex, S.A de C.V.	Loan

(1) On October 12, 2023, the Company and Atomic Tecnologia de Negocios, S.A. de C.V. (“Atomic”) entered into a Loan Restructure & Repayment Agreement under which the $449,295.00 owed by the Company to Atomic would cease accruing interest as of August 31, 2023, would become non-convertible into shares of Company common stock, and would be subject to repayment per the schedule set forth in the Loan Restructure and Repayment Agreement.

(2) On October 12, 2023, the Company and Otvikling Consulting, S.C. (“Otvikling”) entered into a Loan Restructure & Repayment Agreement under which the $40,000 owed by the Company to Otvikling would cease accruing interest as of August 31, 2023, would become nonconvertible into shares of Company common stock, and would be subject to repayment per the schedule set forth in the Loan Restructure and Repayment Agreement.

(3) On October 12, 2023, the Company and Aplicaciones Quimicas Especializadasc Del Sureste, S.A. DE C.V. (“Quimicas”) entered into a Loan Restructure & Repayment Agreement under which the $11,622 owed by the Company to Quimicas would cease accruing interest as of August 31, 2023, would become non-convertible into shares of Company common stock, and would be subject to repayment per the schedule set forth in the Loan Restructure and Repayment Agreement.

(4) On February 21, 2024, the Company received notice from Atomic that it had entered into a Debt Purchase and Assignment Agree- ment by and between itself and Quimicas whereby Atomic sold all of its right, title, and interest in and to Atomic’s debt as set forth in Atomic’s Loan Restructure & Repayment Agreement to Quimicas for an aggregate price of Four Hundred Twenty-Five Thousand Dollars ($425,000.00), Quimicas purchased the debt from Atomic pursuant to the same terms and conditions set forth in footnote 1 above.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared under accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported values of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported levels of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Below is a discussion of accounting policies that we consider critical to an understanding of our financial condition and operating results and that may require complex judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 3, “Summary of Significant Accounting Policies” of our Consolidated Financial Statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The accompanying consolidated financial statements represent the results of operations, financial position and cash flows of Blackwell 3D Construction Corp. include the financial statements of the Company, and its 100% owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. \

25

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) inactive markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of May 31, 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at August 31, 2024 and May 31, 2024.

Stock-based Compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Basic and Diluted Income (Loss) Per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. There were no potential equivalent shares of common stock as of August 31, 2024.

26

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ITEM 3. PROPERTIES.

Our office is located in a shared office space which presently is sufficient for our needs, and provided by our sole- officer and director, free of charge, which we believe will suffice for our immediate needs. Management does not anticipate any issue in locating and securing additional office space as we implement our plan of operation and the business grows.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on October 31, 2024, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group November 15, 2024, we had 35,997,373 shares of common stock outstanding.

Name & Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Class(1)
Mohammed Saif Zaveri (2) 701 S. Carson St., Suite 200 Carson City, NV 89701	Common Shares	12,340,000	34.28%
	Series A Preferred Stock	4,500,000	76.92%
Mitesh Ashok Rasaikar (3) 429 W. Plumb Lane Reno, NV 89509	Common Shares	640,000	1.05%
Krishnendu Chatterjee (4) 701 S. Carson St., Suite 200 Carson City, NV 89701	Common Shares	N/A	N/A
Murali Krishna Velupillai (5) 701 S. Carson St., Suite 200 Carson City, NV 89701	Common Shares	N/A	N/A
Senthil Kumaran Srinivasan (6) 701 S. Carson St., Suite 200 Carson City, NV 89701	Common Shares	N/A	N/A
Aplicaciones Quimicas Especializadas del Sureste, S.A. de C.V. (7) 701 S. Carson St., Suite 200 Carson City, NV 89701	Series A Preferred Stock	1,350,000	23.807%

(1)

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 35,997,373 shares of common stock outstanding as of the date of this Registration Statement on Form 10.

27

(2)

On March 13, 2024, Mr. Zaveri entered into an Employment Agreement with the Company whereby he agreed to act as the Company’s Chief Executive Officer, President, and Chairman of the Board of Directors as per the terms and conditions of the Employment Agreement, in exchange he received 37,340,000 shares of the Company’s Common Stock and an additional 1,000,000 shares of the Company’s Series A Preferred Shares. Accordingly, in the aggregate Mr. Zaveri owns 36,000,000 shares of our Common Stock and 4,000,000 shares of our Series A Preferred Stock which carries 100-to-1 voting rights (or 400,000,000 voting preferred shares), accordingly and taking into account to totality of Voting Stock, as of the filing date hereof, Mr. Zaveri controls approximately 74.45% of our total voting shares. Voting Structure: (i) 35,997,373 = number of shares of common stock issued and outstanding; 5,850,000 = number of Series A Preferred Stock issued and outstanding, Series A Preferred Stock votes at 100-for-1; 585,000,000 = total number of voting shares of Series A Preferred Stock; 620,997,373 = Total combined Issued and Outstanding Voting Shares (Common Stock + Series A Preferred), and, 462,340,000 = Shareholder’s combined voting shares for 74.45% of the total issued and outstanding voting shares voting in favor hereof.

(3)

On October 12, 2023, Mitesh Ashok Rasaikar was appointed by the Company’s board of directors to act as the Company’s Chief Financial Officer, Treasurer, Secretary, Chief Technology Officer, and Director.

(4)

On May 17, 2024, the Company appointed Krishnendu Chatterjee (“Mr. Chatterjee”), as its Chief Financial Officer and Treasurer and Mr. Chatterjee accepted such appointment to become effective the same day. In exchange for Mr. Chatterjee’s service as the Corporation’s Chief Financial Officer and Treasurer, the Company agreed: (i) pay Mr. Chatterjee a monthly fee equal to Five Thousand Dollars ($5,000) (“Payment”) per month with the first payment due on 1st day of the first month following the execution of that certain that certain Executive Employment Agreement; and, (ii) issue Mr. Chatterjee Three Million (3,000,000) restricted shares of the Corporation’s common stock. The Stock is due and payable to the Executive on December 1, 2024 (the “Bonus Date”) as a one time performance bonus provided that Executive remains our Chief Financial Officer on that date. Accordingly, no shares of common stock are due and/or payable to the Executive prior to the Bonus Date.

(5)	On October 12, 2023, Murali Krishna Velupillai was appointed to the Company’s board of directors as an independent director.

(6)	On October 12, 2023, Senthil Kumaran Srinivasan was appointed to the Company’s board of directors as an independent director.

(7)

Aplicaciones Quimicas Especializadas del Sureste, S.A. de C.V. owns 1,350,000 shares of the Company’s Series A Preferred Shares which they acquired on September 12, 2022, by exchanging 135,000 shares of common stock for the 1,350,000 shares of Series A Preferred Stock. Oscar Estudillo Quiñones is the representative and beneficial owner of Aplicaciones Quimicas Especializadas del Sureste, S.A. de C.V. and his address is also that of the company, Calle 53 414 Col. Centro, Merida, Yucatan, Mexico CP 97000. The Aplicaciones Quimicas shares of our preferred stock carry total voting rights of 135,000,000. Voting Structure: (i) 35,997,373 = number of shares of common stock issued and outstanding; 5,850,000 = number of Series A Preferred Stock issued and outstanding, Series A Preferred Stock votes at 100-for-1; 585,000,000 = total number of voting shares of Series A Preferred Stock; 620,997,373 = Total combined Issued and Outstanding Voting Shares (Common Stock + Series A Preferred), and, 135,000,000 = Shareholder’s combined voting shares for 21.73% of the total issued and outstanding voting shares voting in favor hereof.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a)	Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)
Mohammed Saif Zaveri	29	Chief Executive Officer, President, and, Chairman of the Board of Directors
Krishnendu Chatterjee	48	Chief Financial Officer and Treasurer
Mitesh Ashok Rasaikar	36	Secretary, Chief Technology Officer, and Director
Murali Krishna Velupillai	44	Independent Director
Senthil Kumaran Srinivasan	37	Independent Director

28

Biographies:

Mr. Mohammed Saif Zaveri: Mr. Zaveri is an investor and entrepreneur with over a decade of business acumen spanning various sectors including marketing, finance, and particularly, real estate. Mr. Zaveri is known for fusing visionary investment strategies with in-depth market research and is particularly distinguished for his leadership in the realm of technologically-driven real estate, with a keen emphasis on ESG (Environmental, Social and Governance) standards. From 1999 – 2011 Mr. Zaveri attended High School at the St. Peters School ICSE, Mumbai, India, then from 2011 – 2016, Mr. Zaveri attended College at Lala Lajpat Rai College, Mumbai, India where he received a Bachelors in Management Studies. Since January 2023, he has been the CEO of Blackwell Realtech 3D Printing Construction LLC (“BRP”) in Dubai. As BRP CEO, Mr. Zaveri has developed key operational initiatives to drive and maintain growth, has overseen the development of a revolutionary 3D printing technology for use in home construction and incorporated ESG standards. Further, he has worked to align organizational objectives with the Company mission to integrate work strategies and has conducted target market research to scope out industry competition and identify advantageous trends. Also, since September 2022, Mr. Zaveri has worked at Blackwell Properties LLC (“BP”), a company he co-founded. Located in Dubai, Mr. Zaveri’s primary function at BP has been to take the lead in the acquisition and sale of luxurious real estate properties in Dubai and throughout the Middle East. Blackwell has consistently been an innovator in property leasing strategies and developing and delivered top-tier management and brokerage services. Prior to the above, from May 2017 to August 2021, Mr. Zaveri was involved with The Wedding Junction Show and The Wedding Junction (collectively, the “Wedding Junction”), both located in Mumbai. Mr. Zaveri co-founded the Wedding Junction and while at each he assisted in curating luxury exhibitions, organizing Bollywood fashion showcases and generally managing events. We believe that Mr. Zaveri possesses attributes that qualify him to serve as an officer and director of the Company, including his leadership skills, and experience.

Mr. Krishnendu Chatterjee:

From 2023 – to the present, Mr. Chatterjee has been the Chief Financial Officer of Metapixel Global Information Technology Consultants LLC., Dubai (UAE), with operating supervision over the accounting of the company, its subsidiaries, and various divisions. From 2015 – 2023, he was the Managing Director and freelance CFO of Imperial Capital Resources (SG) Pte Ltd, Singapore, focusing on consultancy, debt amalgamation, debt syndication, and credit enhancement on a project-to-project basis. From 2011-2015, he was a Senior Vice President (Investment Banking Division), Credit Suisse AG, NSW, Sydney, Australia, acting as a Risk Assessment Advisor and Hedge Fund Risk Mitigator. Mr. Chatterjee received a degree (with honors) in Economics in 1996 and an MBA in Finance in 1997 both from Delhi University, India. He obtained his CFA accreditation in 1999 from ICFAI Hyderabad, India. Additionally, he received his LLB, with a specialization in Corporate Law (under executive management program) from Tasmania University, NSW Australia in 2014. Based on the forgoing and in connection with the execution of the Executive Employment Agreement, the Corporation believes that Mr. Chatterjee possesses skills, attributes, and relevant

Mr. Mitesh Ashok Rasaikar: Mr. Rasaikar is an accomplished operations executive and technopreneur boasting over 5 years of experience in real estate. His proficiency spans Technology, Finance, and Property Management. From 2004 – 2006 Mr. Rasaikar attended Junior College at BHAVANS COLLEGE, Mumbai, India. Presently and since January 2023, he has served as the COO of Blackwell Realtech 3D Printing Construction LLC (“BRP”), a company based out of Dubai and of which he is a co-founder. While at BRP, Mr. Rasaikar has been tasked with spearheading the integration of ESG standards in projects, endorsing the use of solar panels, hybrid charging systems, and promoting sustainable living. Also, since September 2022, Mr. Rasaikar has worked at Blackwell Properties LLC (“BP”), another company which he co-founded that is located in Dubai. At BP, he is responsible for the acquisition and sale of luxurious real estate properties in Dubai and throughout the Middle East. From January 2021 to January 2022, Mr. Rasaikar worked as a consultant for HBA First. As a consultant, he designed and implemented actionable strategies to bolster growth within the forex industry and liaised with key stakeholders, ensuring alignment of business goals and objectives. Since September 2022, Mr. Rasaikar has also worked as a consultant with Belfrics Prime out of Dubai where he successfully established Belfrics as a leading B2B bespoke liquidity provider in the forex industry and he successfully navigated the regulatory landscape to ensure the company’s consistent compliance with multiple jurisdictions. From May 2017 to August 2021 , Mr. Rasaikar founded The Blockchain Studio in Mumbai, where he worked developing blockchain platforms, spearheading innovative apps, and founded an ecosystem fostering collaboration and growth among blockchain experts. We believe that Mr. Rasaikar possesses attributes that qualify him to serve as an officer and director of the Company, including his leadership skills, and experience.

Mr. Murali Krishna Velupillai: Mr. Velupillai is an investment and fintech professional consultant with over 15 years of experience in managing large family offices. Presently, he consults with the Kolte Patil Group Family Office, a position he has held since 2017. Prior to that, he consulted with Unilazer Ventures (Ronnie Screwvala) & Famy Care (Taparia’s), also well-established family offices. In his current assignment with the Kolte Patil Family Office , he is overseeing their funding plans as well as managing their forays into new age investment ventures. Over the last decade & a half he has played a pivotal role in developing a vision for family offices as well as developing a robust investment philosophy. In addition, he assists with the management of equity and fixed income portfolios as part of his consulting functions. He received his MBA from IBS Hyderabad and a science graduate in Mathematics from Kerala University. Additionally, Mr. Velupillai completed a PGPX (Post Graduate Management Program for Executives) from UCLA Anderson School of Management and he is now working on his PHD thesis. We believe that Mr. Velupillai possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

29

Mr. Senthil Kumaran Srinivasan: Since September 2018, Mr. Srinivasan has served as the Chief Technology Officer for Belfrics BT, a leading blockchain company located in Bengaluru, India . While there, he has been the key architect responsible for the execution of the Company’s core trading platform. Moreover, in his role as CTO, he has executed deep learning models for extracting data from National ID’s (India, Malaysia, Nigeria, Tanzania) for KYC onboarding, strategizing and executing a patented KYC based blockchain (Belrium) for crypto currency exchanges and extended the product to support E-KYC use cases for merchant consortium. He has also been involved in the architecture of implementing National Level Health ID Project (ABDM India) Architected and executed the liquidity integration feeds for near real time trading support. He was responsible for the infrastructure migration from Amazon Web Services to Alibaba for cost saving purposes. Mr. Srinivasan received his Master of Science in Computer Science in 2012 from The University of Texas at Dallas, Richardson, TX. His extensive technical skills, (i) Tech Architecture, Algorithm Design, Large Scale System Design, Deep Learning, Machine Learning, Information Retrieval, and Graph Algorithms; (ii) Programming Languages: Java, Python, C, and GoLang (iii) Operating Systems: Windows, UNIX. MAC Databases: MYSQL, Oracle, PostGreSql, MSSQL NoSQL: Elasticsearch, Redis; and (iv) Big Data Tech: Kafka, Spark, AirFlow, Celery, RabbitMQ. We believe that Mr. Srinivasan possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

b)	Significant Employees.

None.

(c)	Family Relationships.

None.

(d)	Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e)	Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f)	Code of Ethics.

We do not currently have a code of ethics.

ITEM 6. EXECUTIVE COMPENSATION.

No officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

30

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director until such time that the Company completes a reverse merger or business combination.

ITEM 7. CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

During the three months ended August 31, 2024, the CEO advanced the Company 62,457 for general operating purposes. As of August 31, 2024 and July 31, 2024, the amount due to our CEO was $62,457 and $0, respectively. Amounts due to related parties are non-interest bearing and due on demand.

On April 24, 2024, the Company issued 1,000,000 shares of common stock valued at $360,200 for 100% of the member interest in a certain entity of Blackwell Realtech 3D, LLC, a Company controlled by the CEO and certain board members of the Company. Management evaluated the transaction and determined that that the transaction was for entities under common and control and as such valued the assets at their historical values of $0. As such the total value of the consideration given of $360,200 were recorded to loss on acquisition on the Consolidated Statement of Operations during the year ended May 31, 2024.

April 24, 2024, the Company issued 340,000 restricted common shares to Mohammed Zaveri as part of the asset  purchase agreement.

April 24, 2024, the Company 640,000 restricted common shares to Ashok Rasaikar as part of the asset purchase agreement.

April 24, 2024, the Company 20,000 restricted common shares to Abdulla Obaid Mohammed as part of the asset purchase agreement.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We have two independent directors on our Board of Directors.

ITEM 8. LEGAL PROCEEDINGS.

None

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)	Market Information.

Our Common Stock is quoted on the OTC Markets Group, Inc.’s PINK tier under the symbol “BDCC”. On November 15, 2024, the closing bid price of our Common Stock was $1.54 per share. The bid quotations reported on the OTC Pink Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Transfer Agent

Our transfer agent is TranShare Corporation, with an address at Bayside Center 1 17755 North US Highway 19, Suite 140 Clearwater, FL 33764, Phone: 303-662-1112 Email: kwhitside@transhare.com. TranShare Corporation is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Rule 144 Availability

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

31

Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Company’s common stock securities in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

(b)	Holders.

As of October 31, 2024, the Company had 87 shareholders of record.

(c)	Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

(d)	Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Date of Transaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share)atIssuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/ Entity Shares were issued to.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemptionor Registration Type.
March 21, 2023	New Issuance	505	Common	$0.00001	No	Integrity Media Inc. 12106 Rojo Roma Ave. Las Vegas, NV 89138 Beneficial Owner: Kurt Divich	Debt Conversion	Restricted	4(a)(2)
October 12, 2023	Cancellation	-320,000	Common	$0.00001	No	Ramasamy Balasubramanian No. 21- B, 5th Cross Street (South Phase) Thiru Vi Ka Industrial Estate Guindy Chennai Tamil Nadu 600032, India	Unwind Agreement	N/A	N/A
October 12, 2023	Cancellation	-60,000	Common	$0.00001	No	Kirubakaran Candasamy No: 2/4 Seethakathi Road, Mogappair East Nagar, Chennai Tamil Nadu 600037 India	Unwind Agreement	N/A	N/A

32

October 12, 2023	Cancellation	-500,000	Series A Preferred	$0.00001	No	Ramasamy Balasubramanian No. 21- B, 5th Cross Street (South Phase) Thiru Vi Ka Industrial Estate Guindy Chennai Tamil Nadu 600032, India	Unwind Agreement	N/A	N/A
October 12, 2023	Cancellation	-100,000	Series A Preferred	$0.00001	No	Kirubakaran Candasamy No: 2/4 Seethakathi Road, Mogappair East Nagar, Chennai Tamil Nadu 600037 India	Unwind Agreement	N/A	N/A
October 15, 2023	New Issuance	1,000,000	Common	$0.00001	No	Mohammed Zaveri 1f/19 Albudoor Bldg Naif, Dubai, UAE Postal Code: 95905	Asset Purchase Agreement	Restricted	4(a)(2)
October 16, 2023	New Issuance	3,000,000	Series A Preferred	$0.00001	No	Mohammed Zaveri 1f/19 Albudoor Bldg Naif, Dubai, UAE Postal Code: 95905	Asset Purchase Agreement	Restricted	4(a)(2)
January 23, 2024	New Issuance	578	Common	$0.00001	No	Cede & Co.	Round-Up Shares (Reverse- Split Adjustment)	Unrestricted	4(a)(2)
March 14, 2024	New Issuance	36,000,000	Common	$0.00001	No	Mohammed Zaveri 1f/19 Albudoor Bldg Naif, Dubai, UAE Postal Code: 95905	Employment Agreement	Restricted	4(a)(2)
March 14, 2024	New Issuance	1,000,000	Series A Preferred	$0.00001	No	Mohammed Zaveri 1f/19 Albudoor Bldg Naif, Dubai, UAE Postal Code: 95905	Asset Purchase Agreement	Restricted	4(a)(2)
April 24, 2024	New Issuance	340,000	Common	$0.00001	No	Mohammed Zaveri 1f/19 Albudoor Bldg Naif, Dubai, UAE Postal Code: 95905	Employment Agreement	Restricted	4(a)(2)
April 24, 2024	New Issuance	640,000	Common	$0.00001	No	Mitesh Ashok Rasaikar 1F/19, Albudoor Bldg Naif Dubai 95905 UAE	Consulting Services	Restricted	4(a)(2)
April 24, 2024	New Issuance	20,000	Common	$0.00001	No	Abdulla Obaid Mohammed 1f/19, Albudoor Bldg Naif Dubai 95905 UAE	Consulting Services	Restricted	4(a)(2)

33

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

DESCRIPTION OF SHARES

Our Articles of Incorporation, as amended, provide that we may issue up to 500,000,000 shares of common stock, $0.00001 par value per share, referred to as common stock, and 100,000,000 shares of preferred stock, $0.00001 par value per share, of which 10,000,000 shares of Series A Preferred Stock, 10,000,000 shares of Series B Preferred Stock, and 10,000,000 shares of Series C Preferred Stock have been designated.

Under Nevada law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non- assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Publicly Quoted or Traded Securities:

Trading symbol:	BDCC
Exact title and class of securities outstanding:	Common Stock
CUSIP:	10973Y107
Par or stated value:	$0.00001
Total shares authorized:	500,000,000	as of date: 11.15.2024
Total shares outstanding:	35,997,373	as of date: 11.15.2024
Total number of shareholders of record:	87	as of date: 11.15.2024

34

Other classes of authorized or outstanding equity securities that do not have a trading symbol:

Exact title and class of the security:	Series A Preferred Stock
CUSIP (if applicable):	N/A
Par or stated value:	$0.00001
Total shares authorized:	10,000,000	as of date: 11.15.2024
Total shares outstanding:	4,850,000	as of date: 11.15.2024
Total number of shareholders of record:	2	as of date: 11.15.2024

Exact title and class of the security:	Series B Preferred Stock
CUSIP (if applicable):	N/A
Par or stated value:	$0.50
Total shares authorized:	10,000,000	as of date: 11.15.2024
Total shares outstanding:	0	as of date: 11.15.2024
Total number of shareholders of record:	0	as of date: 11.15.2024

Exact title and class of the security:	Series C Preferred Stock
CUSIP (if applicable):	N/A
Par or stated value:	$0.70
Total shares authorized	10,000,000	as of date: 11.15.2024
Total shares outstanding:	0	as of date: 11.15.2024
Total number of shareholders of record:	0	as of date: 11.15.2024

Security Description:

1. For common equity, describe any dividend, voting and preemption rights.

The common stock votes one vote per share on all matters brought before the shareholders of the company, including the election of directors. Shareholders are entitled to dividends if and when declared by the board of directors of the company. The common stock of the company does not have preemption rights.

2. For preferred stock, describe the dividend, voting, conversion, and liquidation rights as well as redemption or sinking fund provisions.

Series A Preferred Stock

The Series A Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations:

(i)	Par Value $0.00001 per share;
(ii)	Series A Preferred Stock ranks pari passu to all other Preferred Stock and ranks senior to the Common Stock;
(iii)	Series A Preferred Stock is convertible at a ratio of 1:20;
(iv)	Series A Preferred Stock votes at a ratio of 1:100; and,
(v)	Series A Preferred Stock is Non-Redeemable and Non-Callable.

35

Series B Preferred Stock

The Series B Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations:

(i)	Par Value $0.50 per share;
(ii)	Series B Preferred Stock ranks pari passu to all other Preferred Stock and ranks senior to the Common Stock;
(iii)	Series B Preferred Stock Holders must hold their shares for a period one (1) year prior to conversion;
(iv)	Series B Preferred Stock is convertible at a ratio of 1:1;
(v)	Series B Preferred Stock votes at a ratio of 1:100; and,
(vi)	Series B Preferred Stock is Non-Redeemable and Non-Callable.

Series C Preferred Stock

The Series C Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations:

(i)	Par Value $0.70 per share;
(ii)	Series C Preferred Stock ranks pari passu to all other Preferred Stock and ranks senior to the Common Stock;
(iii)	Series C Preferred Stock Holders must hold their shares for a period six (6) months prior to conversion;
(iv)	Series C Preferred Stock is convertible at a ratio of 1:1;
(v)	Series C Preferred Stock votes at a ratio of 1:1; and,
(vi)	Series C Preferred Stock is Non-Redeemable and Non-Callable.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud, or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Additionally, the Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. The Board of Directors in its sole discretion may indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. The Company may advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company the NRS.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

36

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements.

Quarterly Financial Statements (unaudited):

37

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

 CONSOLIDATED BALANCE SHEETS

	August 31, 2024	May 31, 2024
ASSETS
Current assets
Cash	$1,491	$-
Total current assets	1,491	-

Total assets	$1,491	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	139,341	137,763
Due to related party	51,587	-
Note payable	424,212	358,868
Total current liabilities	615,140	496,631

Total liabilities	615,140	496,631

Stockholders' deficit
Series A Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 5,350,000 and 5,350,000 shares issued and outstanding as of August 31, 2024 and May 31, 2024 , respectively	60	60
Common stock, $0.00001 par value, 500,000,000 shares authorized, 60,996,794 and 55,196,794 shares issued and outstanding as of August 31, 2024 and May 31, 2024, respectively	609	551
Additional paid in capital	9,012,528	8,672,284
Stock payable	479,178	63,288
Accumulated deficit	(10,106,024)	(9,232,814)
Total stockholders' deficit	(613,649)	(496,631)

Total liabilities and stockholders' deficit	$1,491	$-

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-1

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	August 31, 2024	August 31, 2023

Revenue	$-	$-

Operating expenses
General and administration	62,785	5,214
Professional fees	808,368	13,163
Total operating expenses	871,153	18,377

Loss from operations	(871,153)	(18,377)

Other income (expenses)
Interest expense	(2,907)	(13,553)
Loss on change of derivative liability	-	1,488
Foreign currency gain	850	2,055
Total other income (expenses)	(2,057)	(10,010)

Net loss before tax provision	(873,210)	(28,387)
Tax provision	-	-
Net loss	$(873,210)	$(28,387)

Net loss per common share - basic and diluted	$(0.01)	$(0.05)

Weighted average number of common shares outstanding - basic and diluted	60,996,794	576,794

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-2

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

					Additional			Total
	Preferred Stock		Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	payable	Deficit	Deficit
Balance, May 31, 2024	5,350,000	60	55,196,794	551	8,672,284	63,288	(9,232,814)	(496,631)
Common shares issued for cash	-	-	5,800,000	58	57,942	-	-	58,000
Common shares issued for services	-	-	-	-	282,302	415,890	-	698,192
Net loss	-	-	-	-	-	-	(873,210)	(873,210)
Balance, August 31, 2024	5,350,000	60	60,996,794	609	9,012,528	479,178	(10,106,024)	(613,649)
		-
Balance, May 31, 2023	1,950,000	195	576,794	5	7,117,740		(7,705,750)	(587,810)
Net loss	-	-	-	-	-	-	(28,387)	(28,387)
Balance, August 31, 2023	1,950,000	195	576,794	5	7,117,740	-	(7,734,137)	(616,197)

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-3

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	August 31, 2024	August 31, 2023
Cash Flows from Operating Activities
Net loss	$(873,210)	$(28,387)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on change in derivative liability	-	(1,488)
Stock-based compensation	698,192	-
Changes in assets and liabilities
Accounts payable and accrued liabilities	1,578	11,498
Net cash used in operating activities	(173,440)	(18,377)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash Flows from Financing Activities:
Related party advances	51,587	-
Proceeds from notes payable	105,344	18,323
Repayments of notes payable	(40,000)	-
Proceeds from the issuance of common stock	58,000	-
Net cash provided by financing activities	174,391	18,323

Net increase in cash	1,491	(54)
Cash, beginning of period	-	54
Cash, end of period	$1,491	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Shares issued for intangible assets	$-	$825,300
Derivative liability written of to additional paid in capital	$-	$12,544

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-4

BLACKWELL 3D CONSTRUCTION CORP

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2024

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Blackwell 3D Construction Corp (FKA Power Americas Resources Group Ltd.) (the “Company”) was incorporated in the State of Florida on May 11, 2010 under the name Benefit Solutions Outsourcing Corp.

The Company was engaged in the marketing of a craft beer which was brewed, distributed, and marketed solely in Quebec, Canada until the change of control which occurred in March 2019, at which time it ceased business operations.

On February 11, 2019, pursuant to a Stock Purchase Agreement, dated November 21, 2017, by and among Stephan Pilon, Pol Brisset (the “Selling Stockholders”), and Redstone Ventures, LTD (the “Purchaser”), the Purchaser purchased an aggregate of 151,220 (Post split) shares of common stock of Brisset Beer International, Inc., a Nevada corporation (the “Company”), from the Selling Stockholders for $0.119 per share, or an aggregate purchase price of $18,000. The 151,220 shares of common stock (Post split) purchase by the Purchaser from the Selling Stockholders represent approximately 76.66% of the outstanding 789 (Post split) shares of common stock of the Company and constitute a change in control of the Company. The source of funds was working capital of the Purchaser. Mr. S. Polishetty has voting and dispositive control over the Purchaser.

On September 13, 2022, the Company received notice of resignation from Kevin G. Malone from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation and appointed Mark Croskery to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Corporation.

On October 12, 2023, the Company and Ramasamy Balasubramanian entered into that certain Unwind Agreement and Mutual Release for the purpose of unwinding, and rendering void, the Asset Purchase executed by and between the Company and Ramasamy on October 19, 2022. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired per the Original APA once Ramasamy has cancelled, and returned to the Company’s treasury, the 160,000 restricted shares of the Company’s common stock he received per the terms of the Original APA. Additionally, effective as of October 12, 2023, Ramasamy resigned as Chief Financial Officer, Treasurer and Chairman of the Board of Directors of the Company.

On or about October 17, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders of approximately 74.91%, approved the following: (i) Changing the corporate name from Power Americas Resource Group Ltd. to Blackwell 3D Construction Corp.; (ii) A change in the Company’s OTC trading symbol from PARG to BDCC or, if unavailable, to BLCC or BCCP and, (iii) A One for Two Hundred Fifty (1-for-250) Reverse Stock Split of the issued and outstanding shares of Common Stock of the Company whereby every 250 shares of the Company’s issued and outstanding common stock on the Payment Date shall automatically convert into one new share of common stock. The financial statements have been retroactively restated to reflect the stock split.

F-5

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the three months ended August 31, 2024, the Company has incurred net losses of $873,210, accumulated deficits of $10,106,024, and used cash in operations of $173,440. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Our current operations have been funded entirely from capital raised from our private offering of securities as well as additional funding received through the issuance of convertible notes and stock issuances. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

The Company’s ability to continue as a going concern is dependent on its ability to achieve profitable operations and to generate sufficient cash flow from financing and operations to meet its obligations as they become payable. Management may seek additional capital through a private placement and public offering of its common stock. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

F-6

The accompanying consolidated financial statements represent the results of operations, financial position and cash flows of Blackwell 3D Construction Corp. include the financial statements of the Company, and its 100% owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes. The cash account that is held in Canadian Dollar, and foreign exchange transaction gain (loss) resulting from fluctuations in the currency exchange rate between U.S. dollar and Canadian dollar has been recorded in the statements of operations. Translation gain (loss) is reported as a component of other accumulated comprehensive income, which was nil during the nine months ended August 31, 2024 and August 31, 2023.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. There were no potential equivalent shares of common stock as of August 31, 2024.

F-7

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

F-8

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of August 31, 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at August 31, 2024 and May 31, 2024.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-9

NOTE 4 –PROMISSORY NOTES

	August 31, 2024	May 31, 2024
Dated March 31, 2018	$6,500	$6,500
Dated November 12, 2021	-	-
Dated November 12, 2021	-	-
Dated January 20, 2022	-	-
Dated January 20, 2022	-	-
Dated February 8, 2022	-	-
Dated February 16, 2022	-	-
Dated February 16, 2022	-	-
Dated March 3, 2022	-	-
Dated June 2, 2022	26,485	26,485
Dated June 29, 2022	-	-
Dated June 29, 2022	-	-
Dated June 29, 2022	-	-
Dated July 8, 2022	-	-
Dated July 11, 2022	-	-
Dated July 19, 2022	-	-
Dated July 20, 2022	-	-
Dated July 20, 2022	-	-
Dated July 23, 2022	-	10,000
Dated September 2, 2022	-	2,530
Dated November 30, 2022	6,444	6,444
Dated November 30, 2022	-	27,140
Dated December 7, 2022	4,700	5,030
Dated December 16, 2022	51,000	51,000
Dated January 25, 2023	51,000	51,000
Dated February 8, 2023	15,060	15,060
Dated February 16, 2023	25,030	25,030
Dated February 23, 2023	50,030	50,030
Dated February 28, 2023	4,789	4,789
Dated March 1, 2023	389	389
Dated May 4, 2023	5,839	5,839
Dated June 6, 2023	5,163	5,163
Dated August 9, 2023	3,000	3,000
Dated August 9, 2023	5,000	5,000
Dated August 31, 2023	5,160	5,160
Dated September 13, 2023	3,000	3,000
Dated October 17, 2023	7,000	7,000
Dated October 17, 2023	3,000	3,000
Dated November 30, 2023	8,779	8,779
Dated January 29, 2024	7,500	7,500
Dated February 29, 2024	4,700	4,700
Dated March 11, 2024	2,000	2,000
Dated March 21, 2024	2,500	2,500
Dated March 21, 2024	5,000	5,000
Dated May 1, 2024	3,755	3,755
Dated May 31, 2024	6,045	6,045
Dated July 1, 2024	5,103	-
Dated June 17, 2024	25,000	-
Dated June 18, 2024	14,000	-
Dated July 17, 2024	25,000	-
Dated July 19, 2024	25,000	-
Dated July 30, 2024	6,200	-
Dated July 19, 2024	5,041	-
Short-term promissory note payable	424,212	$358,868

On March 31, 2018, the Company issued a promissory note for proceeds of $6,500. The note matures on September 23, 2018 and accrues interest at 1.5% per quarter.

F-10

On November 12, 2021, the holders of certain convertibles notes issued on July ,13, 2018, March 23, 2018, December 31,2018 and February 15, 2019 assigned their balances to a new note holder (See Note 5). On the same date, the Company issued new promissory notes in replacement of the assigned notes. Under the new promissory notes the conversion feature was removed, the interest rate was changed to 0%, the due was updated to being due upon 10 days written notice. On October 12, 2023, the note notes were restructured to include a payment schedule with a maturity date of November 30, 2024. The restructured note calls for quarterly payments of $5,000. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023.

During the year ended May 31, 2023, the Company issued various promissory notes to the same note holder for proceeds of $11,622. The notes are due on demand and accrues interest at 10% per year. On October 12, 2023, the note notes were restructured to include a payment schedule with a maturity date of August 31, 2024. The restructured note calls for quarterly payment ranging from $2,500 to $5,367. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023

On June 17, 2024, the Company issued a promissory note for proceeds of $14,000. The note is due on demand and accrues interest at 10% annually.

During the three months ended August 31, 2024 and 2023, the Company issued various promissory notes with the same noteholders amounting to $91,344 and $18,323 for general operating purposes, respectively. The notes carry a 10% interest rate and are due upon 10 days written notice. On October 12, 2023, the note notes were restructured to include a payment schedule with a maturity date of August 31, 2026. The restructured note calls for quarterly payment ranging from $15,000 to $39,295. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023. On February 21, 2024, the notes were sold and assigned to a new note holder in a private transaction. During the three months ended August 31, 2024, the Company made payments of $40,000 on various notes due to the note holder. As of May 31, 2024 and 2023, the Company had notes payable due to this holder in the amount of $424,212 and $358,868, respectively.

During the three months ended August 31, 2024 and 2023, the Company recorded interest expense of $2,907 and $13,553, respectively.

NOTE 5 – RELATED PARTY TRANSACTION

During the three months ended August 31, 2024, the CEO advanced the Company $51,587 for general operating purposes. As of August 31, 2024 and July 31, 2024, the amount due to our CEO was $51,587 and $0, respectively. Amounts due to related parties are non-interest bearing and due on demand.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 500,000,000 shares common stock and 100,000,000 shares of Series A Preferred Stock with par value of $0.00001. As of August 31, 2024 and May 31, 2024, the issued and outstanding shares of common stock was 60,996,794 and 55,196,794. As of August 31, 2024 and May 31, 2024, the issued and outstanding shares of preferred stock was 5,350,400 and 5,350,400, respectively.

During the three months ended August 31, 2024, the Company issued 5,800,000 shares of common stock for $58,000 cash.

On March 14, 2024, the Company issued 36,000,000 restricted shares of common stock and 1,000,000 shares of Preferred stock valued at $1,120,000 based on the stock price on the date of the agreement to the Company’s CEO for services. The Company has recorded, $282,301 of the value of the issuance was recoded to compensation cost during the three months ended August 31, 2024.

On May 7, 2024, the Company agreed to issued 3,000,000 restricted shares of common stock and valued at $1,650,000 based on the stock price on the date of the agreement to an executive of the Company for services. The Company has recorded, $415,891 of the value of the issuance was recoded to compensation cost during the three months ended August 31, 2024.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855 the Company’s management reviewed all material events through the date these financial statements were available to be issued, there were no material subsequent events.

F-11

Annual Financial Statements (audited):

(b) See the Exhibit Index attached hereto which is incorporated by reference.

F-12

Report of Independent Registered Public Accounting Firm

To: Shareholders and

Blackwell 3D Construction Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Blackwell 3D Construction Corp. (the “Company”) as of May 31, 2024, and May 31, 2023, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of and for the years ended May 31, 2024, and May 31, 2023, the results of its operations and its cash flows for each of the two years in the period ended May 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had accumulated deficit of $9,232,814, as of May 31, 2024. And the Company had an accumulated deficit of $7,672,665 as of May 31, 2023, with a working capital deficit of $496,631, and $554,725 as of May 31, 2024, and May 31, 2023 respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-13

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for Loss on Acquisition of Entity

As described in Note 5, Investment in Blackwell Realtech 3D, LLC, to the consolidated financial statements, the Company acquired an entity, but subsequently recorded a loss on the transaction.

The Company acquired 100% of the member interest in Blackwell Realtech 3D, LLC and issued stock as consideration. Management accounted for the transaction as an Asset Acquisition, not an acquisition of a business. And the consideration exchanged was measured at fair value. As of May 31, 2024, Management evaluated the consideration exchanged, assets acquired, the liabilities assumed and determined the carrying value is fully impaired. As of May 31, 2024, the Company recorded $360,200 loss on the transaction.

An audit of this transaction requires auditor judgment due to the nature and extent of audit effort required to address this matter, degree of auditor subjectivity in applying audit procedures to address the matter, and the extent of specialized skill or knowledge needed.  Significant judgment is required to determine both the fair value of net assets acquired, and gain/loss related to the transaction. Auditing management’s accounting for and disclosure of the transaction involved challenging and subjective auditor judgment in assessing the Company’s evaluation of the gain/loss on the acquisition. We identified the accounting considerations and related valuations as a critical audit matter.

Our audit procedures related to management’s conclusion, included the following, among others: (1) review of the purchase agreement, (2) evaluation of the assets acquired and liabilities assumed, and the fair value of the consideration exchanged, and (3) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the acquisition and loss on the transaction.

Accounting for acquisition and valuation of proprietary assets and intellectual property

As described in Note 4, Asset Purchase Agreement, to the consolidated financial statements, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property in exchange for 50,000,000 restricted shares of common stock valued at $5,000,000. Management accounted for the transaction as an Asset Acquisition, and the consideration exchanged was measured at fair value.

The Company entered into another Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property in exchange for 1,000,000 restricted shares of common stock (post stock split) and 3,000,000 shares of its Series A Preferred Stock valued, both valued at $825,300. Management accounted for the transaction as an Asset Acquisition, and the consideration exchanged was measured at fair value.

F-14

As of May 31, 2023, and May 31, 2024, Management assessed the assets acquired for impairment. As defined in ASC 360-10, impairment exists when the carrying amount of an asset (or asset group) exceeds its fair value. As of May 31, 2023, and May 31, 2024, Management determined, the assets acquired have a sustained decrease in the fair value and the assets to be fully impaired. And in accordance with ASC 350-30-45, the impairment loss was reported as a component of income from continuing operations. As of May 31, 2023, and May 31, 2024, the Company recorded $5,000,000 and $825,300 respectively in impairment of intangible assets related to the asset acquisitions.

An audit of this transaction requires auditor judgment due to the nature and extent of audit effort required to address this matter, degree of auditor subjectivity in applying audit procedures to address the matter, and the extent of specialized skill or knowledge needed.

Our audit procedures related to management’s conclusion, included the following, among others: (1) review of the purchase agreement, (2) evaluation of the assets acquired, and the fair value of the consideration exchanged, and (3) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the acquisition and loss on the transaction.

PCAOB ID: 06771

We have served as the Company ’s auditor since 2024.

Houston, Texas

September 27, 2024

F-15

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED BALANCE SHEETS

	May 31, 2024	May 31, 2023
ASSETS
Current assets
Cash	$-	$54
Total current assets	-	54
Other assets
Licenses	-	-
Total assets	$-	$54

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	137,763	80,981
Derivative liability	-	14,032
Note payable	358,868	447,266
Convertible notes	-	12,500
Total current liabilities	496,631	554,779
Total liabilities	496,631	554,779

Stockholders' deficit
Series A Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 5,350,000 and 1,950,000 shares issued and outstanding as of May 31, 2024 and 2023 , respectively	60	20
Common stock, $0.00001 par value, 500,000,000 shares authorized, 55,196,794 and 576,794 shares issued and outstanding as of May 31, 2024 and 2023 , respectively	551	5
Additional paid in capital	8,672,284	7,117,915
Stock payable	63,288
Accumulated deficit	(9,232,814)	(7,672,665)
Total stockholders' deficit	(496,631)	(554,725)

Total liabilities and stockholders' deficit	$-	$54

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-16

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	May 31, 2024	May 31, 2023

Revenue	$-	$-
Operating expenses
General and administration	17,623	84,046
Professional fees	362,518	334,118
Loss on acquisition of Blackwell Realtech 3D, LLC	360,200	-
Total operating expenses	740,341	418,164

Loss from operations	(740,341)	(418,164)

Other income (expenses)
Interest expense	(12,829)	(28,464)
Loss on change of derivative liability	1,488	(6,577)
Foreign currency gain	2,769	2,755
Gain on forgiveness of notes payable and accrued interest	14,064	176,638
Impairment of intangible assets	(825,300)	(5,000,000)
Total other income (expenses)	(819,808)	(4,855,648)

Net loss before tax provision	(1,560,149)	(5,273,812)
Tax provision	-	-
Net loss	$(1,560,149)	$(5,273,812)

Net loss per common share - basic and diluted	$(0.15)	$(16.65)
Weighted average number of common shares outstanding - basic and diluted	10,229,551	316,774

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-17

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

					Additional			Total
	Preferred Stock		Common Stock		Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	payable	Deficit	Deficit
Balance, May 31, 2022	-	-	789	-	2,021,284		(2,398,853)	(377,569)
Shares issued for debt conversion	-	-	96,000	1	23,999	-	-	24,000
Share issued for settlement of accrued expenses	-	-	40	-	10	-	-	10
Common shares converted to preferred shares	1,350,000	14	(540)	(1)	(13)	-	-	-
Shares issued for services	600,000	6	280,505	3	70,591	-	-	70,600
Shares issued for asset purchase agreement	-	-	200,000	2	4,999,998	-	-	5,000,000
Derivative liability written off to additional paid in capital	-	-	-	-	2,046	-	-	2,046
Net loss	-		-	-	-	-	(5,273,812)	(5,273,812)
Balance, May 31, 2023	1,950,000	20	576,794	5	7,117,915	-	(7,672,665)	(554,725)
Shares returned to unwind employment agreement	(600,000)	-	(220,000)	(2)	(55,598)	-	-	(55,600)
Shares returned to unwind asset purchase agreement	-	-	(160,000)	(2)	2	-	-	-
Shares issued for asset purchase agreement	3,000,000	30	1,000,000	10	825,260	-	-	825,300
Shares issued for acquisition of Blackwell Realtech 3D, LLC			1,000,000	10	360,190			360,200
Shares issued for services	1,000,000	10	36,000,000	360	242,141	63,288	-	305,799
Shares issued for cash	-	-	17,000,000	170	169,830	-	-	170,000
Derivative liability written off to additional paid in capital	-	-	-	-	12,544	-	-	12,544
Net loss	-	-	-	-	-	-	(1,560,149)	(1,560,149)
Balance, May 31, 2024	5,350,000	60	55,196,794	551	8,672,284	63,288	(9,232,814)	(496,631)

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-18

BLACKWELL 3D CONSTRUCTION CORP

(FKA POWER AMERICAS RESOURCES GROUP LTD)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	May 31, 2024	May 31, 2023

Cash Flows from Operating Activities
Net loss	$(1,560,149)	$(5,273,812)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on change in derivative liability	(1,488)	6,577
Amortization of debt discount	-	1,975
Loss on acquisition of Blackwell Realtech 3D, LLC	360,200	-
Impairment of intangible assets	825,300	5,000,000
Shares issued for services	305,799	70,600
Gain on forgiveness of notes payable and accrued interest	(14,064)	(176,638)
Shares returned to unwind agreement	(55,600)	-
Changes in assets and liabilities
Accounts payable and accrued liabilities	63,346	39,319
Net cash used in operating activities	(76,656)	(331,979)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash Flows from Financing Activities:
Proceeds from notes payable	71,602	331,716
Repayments of notes payable	(165,000)	-
Proceeds from the issuance of common stock	170,000	-
Net cash provided by financing activities	76,602	331,716

Net increase in cash	(54)	(263)
Cash, beginning of period	54	317
Cash, end of period	$-	$54

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Conversion of convertible notes and accrued interest to notes payable	$-	$26,485
Shares issued for intangible assets	$825,300	$5,000,000
Derivative liability written of to additional paid in capital	$12,544	$-
Shares issued for conversion of notes payable	$-	$24,000

See Independent Accountant’s Audit Report and Notes to Consolidated Financial Statements

F-19

BLACKWELL 3D CONSTRUCTION CORP

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2024 and 2023

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization and Basis of Presentation Organization

Blackwell 3D Construction Corp. (FKA Power Americas Resources Group Ltd.) (the “Company”) was incorporated in the State of Florida on May 11, 2010 under the name Benefit Solutions Outsourcing Corp.

The Company was engaged in the marketing of a craft beer which was brewed, distributed, and marketed solely in Quebec, Canada until the change of control which occurred in March 2019, at which time it ceased business operations.

On February 11, 2019, pursuant to a Stock Purchase Agreement, dated November 21, 2017, by and among Stephan Pilon, Pol Brisset (the “Selling Stockholders”), and Redstone Ventures, LTD (the “Purchaser”), the Purchaser purchased an aggregate of 151,220 (Post split) shares of common stock of Brisset Beer International, Inc., a Nevada corporation (the “Company”), from the Selling Stockholders for $0.119 per share, or an aggregate purchase price of

$18,000. The 151,220 shares of common stock (Post split) purchase by the Purchaser from the Selling Stockholders represent approximately 76.66% of the outstanding 789 (Post split) shares of common stock of the Company and constitute a change in control of the Company. The source of funds was working capital of the Purchaser. Mr. S. Polishetty has voting and dispositive control over the Purchaser.

On September 13, 2022, the Company received notice of resignation from Kevin G. Malone from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation and appointed Mark Croskery to serve as President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Corporation.

On October 12, 2023, the Company and Ramasamy Balasubramanian entered into that certain Unwind Agreement and Mutual Release for the purpose of unwinding, and rendering void, the Asset Purchase executed by and between the Company and Ramasamy on October 19, 2022. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired per the Original APA once Ramasamy has cancelled, and returned to the Company’s treasury, the 160,000 restricted shares of the Company’s common stock he received per the terms of the Original APA. Additionally, effective as of October 12, 2023, Ramasamy resigned as Chief Financial Officer, Treasurer and Chairman of the Board of Directors of the Company.

On or about October 17, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders of approximately 74.91%, approved the following: (i) Changing the corporate name from Power Americas Resource Group Ltd. to Blackwell 3D Construction Corp.; (ii) A change in the Company’s OTC trading symbol from PARG to BDCC or, if unavailable, to BLCC or BCCP and, (iii) A One for Two Hundred Fifty (1-for- 250) Reverse Stock Split of the issued and outstanding shares of Common Stock of the Company whereby every 250 shares of the Company’s issued and outstanding common stock on the Payment Date shall automatically convert into one new share of common stock. The financial statements have been retroactively restated to reflect the stock split.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the year ended May 31, 2024, the Company has incurred net losses of $1,560,149, accumulated deficits of $9,232,814, and used cash in operations of $76,656. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-20

Our current operations have been funded entirely from capital raised from our private offering of securities as well as additional funding received through the issuance of convertible notes and stock issuances. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

The Company’s ability to continue as a going concern is dependent on its ability to achieve profitable operations and to generate sufficient cash flow from financing and operations to meet its obligations as they become payable. Management may seek additional capital through a private placement and public offering of its common stock. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The accompanying consolidated financial statements represent the results of operations, financial position and cash flows of Blackwell 3D Construction Corp. include the financial statements of the Company, and its 100% owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes. The cash account that is held in Canadian Dollar, and foreign exchange transaction gain (loss) resulting from fluctuations in the currency exchange rate between U.S. dollar and Canadian dollar has been recorded in the statements of operations. Translation gain (loss) is reported as a component of other accumulated comprehensive income, which was nil during the years ended May 31, 2024 and 2023.

F-21

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. There were no potential equivalent shares of common stock as of May 31, 2024.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation. The Company has generated no revenue during the years ended May 31, 2024 and 2023

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-22

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of May 31, 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at May 31, 2024 and 2023.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of May 31, 2024:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Financial Instruments	$-	$-	$-	$-

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of May 31, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Financial Instruments	$-	$-	$14,032	$14,032

As of May 31, 2023, the Company’s stock price was $39.42, risk-free discount rate of 5.08% and volatility of 475.94%.

Amount
Balance May 31, 2023	$14,032
Debt discount	-
Derivative liability written off to additional paid in capital	(12,544)
Change in fair market value of derivative liabilities	(1,488)
Balance May 31, 2024	$-

F-23

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that that there are no recent pronouncements that will not have a material effect on the Company’s financial statements.

NOTE 4 –ASSET PURCHASE AGREEMENT

On October 23, 2022, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 50,000,000 restricted shares of common stock valued at $5,000,000. The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $5,000,000 in connection with the assets acquired is included in intangible assets, in the consolidated balance sheets. As of May 31, 2023, the Company has impaired the entire value of the intangible assets of $5,000,000.

On October 12, 2023, the Company entered into an new Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 1,000,000 restricted shares of common stock (Post Split) and 3,000,000 shares of its Series A Preferred Stock valued at $825,300. The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. Management evaluated the value of the assets as decided to impair the entire value of the intangible assets of $825,300 as of May 31, 2024.

NOTE 5 – RELATED PARTY TRANSACTIONS

On April 24, 2024, the Company issued 1,000,000 shares of common stock valued at $360,200 for 100% of the member interest in a certain entity of Blackwell Realtech 3D, LLC, a Company controlled by the CEO and certain board members of the Company. Management evaluated the transaction and determined that that the transaction was for entities under common and control and as such valued the assets at their historical values of $0. As such the total value of the consideration given of $360,200 were recorded to loss on acquisition on the Consolidated Statement of Operations during the year ended May 31, 2024.

F-24

NOTE 6 –PROMISSORY NOTES

Promissory notes payable at May 31, 2024 and 2023 consists of the following:

	May 31, 2024	May 31, 2023
Dated March 31, 2018	$6,500	$6,500
Dated November 12, 2021	-	,000
Dated November 12, 2021	-	,000
Dated January 20, 2022	-	5,000
Dated January 20, 2022	-	5,000
Dated February 8, 2022	-	5,000
Dated February 16, 2022	-	,000
Dated February 16, 2022	-	,000
Dated March 3, 2022	-	2,500
Dated June 2, 2022	26,485	26,485
Dated June 29, 2022	-	2,500
Dated June 29, 2022	-	10,000
Dated June 29, 2022	-	10,000
Dated July 8, 2022	-	8,000
Dated July 11, 2022	-	12,500
Dated July 19, 2022	-	6,000
Dated July 20, 2022	-	5,000
Dated July 20, 2022	-	10,000
Dated July 23, 2022	10,000	13,500
Dated September 2, 2022	2,530	2,530
Dated November 30, 2022	6,444	6,444
Dated November 30, 2022	27,140	27,140
Dated December 7, 2022	5,030	5.030
Dated December 16, 2022	51,000	51,000
Dated January 25, 2023	51,000	51,000
Dated February 8, 2023	15,060	15,060
Dated February 16, 2023	25,030	25,030
Dated February 23, 2023	50,030	50,030
Dated February 28, 2023	4,789	4,789
Dated March 1, 2023	389	389
Dated May 4, 2023	5,839	5,839
Dated June 6, 2023	5,163	-
Dated August 9, 2023	3,000	-
Dated August 9, 2023	5,000	-
Dated August 31, 2023	5,160	-
Dated September 13, 2023	3,000	-
Dated October 17, 2023	7,000	-
Dated October 17, 2023	3,000	-
Dated November 30, 2023	8,779	-
Dated January 29, 2024	7,500
Dated February 29, 2024	4,700
Dated March 11, 2024	2,000
Dated March 21, 2024	2,500
Dated March 21, 2024	5,000
Dated May 1, 2024	3,755
Dated May 31, 2024	6,045
Short-term promissory note payable	$358,868	$447,266

On March 31, 2018, the Company issued a promissory note for proceeds of $6,500. The note matures on September 23, 2018 and accrues interest at 1.5% per quarter.

F-25

On November 12, 2021, the holders of certain convertibles notes issued on July ,13, 2018, March 23, 2018, December 31,2018 and February 15, 2019 assigned their balances to a new note holder (See Note 7). On the same date, the Company issued new promissory notes in replacement of the assigned notes. Under the new promissory notes the conversion feature was removed, the interest rate was changed to 0%, the due was updated to being due upon 10 days written notice. On October 12, 2023, the note notes were restructured to include a payment schedule with a maturity date of November 30, 2024. The restructured note calls for quarterly payments of $5,000. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023.

On September 19, 2022, the Company issued a promissory note for proceeds of $950 to an officer for the Company for working capital purposes. The note is due on demand and accrues interest at 10% per year. On October 17, 2022, the officer resigned and agreed to release and forgive the note payable and accrued interest. As such the Company recorded a gain on forgiveness of debt in the amount of $969

On September 26, 2022, the Company issued a promissory note for proceeds of $2,500 to an officer for the Company for working capital purposes. The note is due on demand and accrues interest at 10% per year. On October 17, 2022, the officer resigned and agreed to release and forgive the note payable and accrued interest. As such the Company recorded a gain on forgiveness of debt in the amount of $2,545.

On October 3, 2022, the Company issued a promissory note for proceeds of $5,000 to an officer for the Company for working capital purposes. The note is due on demand and accrues interest at 10% per year. On October 17, 2022, the officer resigned and agreed to release and forgive the note payable and accrued interest. As such the Company recorded a gain on forgiveness of debt in the amount of $5,079

During the year ended May 31, 2023, the Company issued various promissory notes to the same note holder for proceeds of $11,622. The notes are due on demand and accrues interest at 10% per year. On October 12, 2023, the notes were restructured to include a payment schedule with a maturity date of August 31, 2024. The restructured note calls for quarterly payment ranging from $2,500 to $5,367. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023

On December 7, 2022, the Company issued a promissory note for proceeds of $5,030. The note is due on demand and accrues interest at 10% per year.

During the year ended May 31, 2024 and 2023, the Company issued various promissory notes with the same noteholders amounting to $40,102 and $310,159 for general operating purposes, respectively. The notes carry a 10% interest rate and are due upon 10 days written notice. On October 12, 2023, the notes were restructure to include a payment schedule with a maturity date of August 31, 2026. The restructured note calls for quarterly payment ranging from $15,000 to $39,295. In addition to the new payment schedule the notes also stop accruing interest as of August 31, 2023 On February 21, 2024, the notes were sold and assigned to a new note holder in a private transaction. During the year ended May 31, 2024, the Company issued various promissory notes with the new noteholder amounting to $31,500 for general operating purposes, respectively. The notes carry a 10% interest rate and are due upon 10 days written notice. During the year ended May 31, 2024, the Company made payments of $160,000 on various notes due to the note holder. As of May 31, 2024 and 2023, the Company had notes payable due to this holder in the amount of $358,868 and $447,266, respectively.

During the year ended May 31, 2024 and 2023, the Company recorded interest expense of $11,435 and $25,757, respectively.

F-26

NOTE 7 – CONVERTIBLE NOTES

Convertible notes payable at May 31, 2024 and 2023, consists of the following:

	May 31, 2024	May 31, 2023

Dated February 17, 2017	-	7,500
Dated September 12, 2022	-	5,000
Total convertible notes payable, gross	-	12,500
Less: Unamortized debt discount	-	-
Total convertible notes	$-	$12,500

On February 17, 2017, the Company issued a convertible note for $7,500 proceeds. The Company recorded a debt discount related to the beneficial conversion feature of the note for $7,500. The note is convertible in common stock at 50% discount to the lowest average 20-day trading price and was due on August 17, 2017. At the Company’s election, the convertible promissory note can also be settled by cash payment. On October 12, 2023, the noteholder agreed to forgive the note for no consideration. The carrying value of the note and accrued interest in the amount of $14,064 was recorded to gain on forgiveness of notes payable in the Consolidated Statement of Operations for the year ended May 31, 2024.

On September 12, 2022, the noteholder of a certain notes payables dated November 12, 2021 converted his note amounting to $29,000 into a new convertible promissory notes. Under the new convertible promissory notes, a conversion feature of $.00001 was added, and the interest rate was changed to 10% (See note 6). During the year ended May 31, 2023, the noteholder converted $24,000 in principal into 96,000 shares of common stock valued at $24,000. During the year ended May 31, 2024, the Company made a cash payment of $5,000 to settle the note in full.

During the year ended May 31, 2024 and 2023, the Company recorded interest expense of $1,394 and $2,707 respectively.

NOTE 8 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of May 31, 2024 and 2023, are as follows:

	May 31, 2024	May 31, 2023
Net operating loss carryforward	$(9,232,814)	$(7,672,665)
Statutory tax rate	21%	21%
Deferred tax asset	(1,938,891)	(1,611,260)
Less: Valuation allowance	1,938,891	1,611,260
Net deferred asset	$-	$-

As of May 31, 2024 and 2023, the Company had approximately $9.2 million and $7.70 million in net operating losses (“NOLs”), respectively that may be available to offset future taxable income, which begin to expire between 2037 and 2039. NOLs generated in tax years prior to May 31, 2019 can be carryforward for twenty years, whereas NOLs generated after May 31, 2019 can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards is subject to annual limitations following greater than 50% ownership changes. Tax returns for the years ended 2020 through 2022 are subject to review by the tax authorities.

F-27

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 500,000,000 shares common stock and 100,000,000 shares of Series A Preferred Stock with par value of $0.00001. As of May 31, 2024 and 2023, the issued and outstanding shares of common stock was 55,196,794 and 576,794 (Post split). As of May 31, 2024 and 2023, the issued and outstanding shares of preferred stock was 5,949,400 and 1,950,000, respectively.

On October 12, 2023, the Company and Ramasamy Balasubramanian entered into that certain Unwind Agreement and Mutual Release for the purpose of unwinding, and rendering void, the Asset Purchase executed by and between the Company and Ramasamy on October 19, 2022. The Parties have mutually and voluntarily agreed to unwind the transaction contemplated by the Original APA. Accordingly, the Company shall return all the Assets acquired per the Original APA once Ramasamy has cancelled, and returned to the Company’s treasury, the 160,000 (Post split) restricted shares of the Company’s common stock he received per the terms of the Original APA. Additionally, effective as of October 12, 2023, Ramasamy resigned as Chief Financial Officer, Treasurer and Chairman of the Board of Directors of the Company. As a result of his resignation he agreed to return 220,000 shares of common stock (Post Split) and 500,000 shares of Series A Preferred Stock valued at $55,600.

On October 12, 2023, the Company entered into an new Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 1,000,000 restricted shares of common stock (Post Split) and 3,000,000 shares of its Series A Preferred Stock valued at $825,300.

On or about October 17, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders of approximately 74.91%, approved the following: (i) Changing the corporate name from Power Americas Resource Group Ltd. to Blackwell 3D Construction Corp.; (ii) A change in the Company’s OTC trading symbol from PARG to BDCC or, if unavailable, to BLCC or BCCP and, (iii) A One for Two Hundred Fifty (1-for- 250) Reverse Stock Split of the issued and outstanding shares of Common Stock of the Company whereby every 250 shares of the Company’s issued and outstanding common stock on the Payment Date shall automatically convert into one new share of common stock.

During the year ended May 31, 2024, the Company issued 17,000,000 shares of common stock for $165,000 cash, net of $5,000 in offering cost.

On March 14, 2024, the Company issued 36,000,000 restricted shares of common stock and 1,000,000 shares of Preferred stock valued at $1,120,000 based on the stock price on the date of the agreement to the Company’s CEO for services. As of May 31, 2024, $242,411 of the value of the issuance was recoded to compensation cost.

On May 7, 2024, the Company agreed to issued 3,000,000 restricted shares of common stock and valued at $1,650,000 based on the stock price on the date of the agreement to an executive of the Company for services. As of May 31, 2024, the share were not issued and $63,288 of the value of the issuance was recoded to compensation cost and Stock payable.

On April 24, 2024, the Company issued 1,000,000 shares of common stock valued at $360,200 for 100% of the member interest in a certain entity.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to May 31, 2024, the Company issued various promissory notes with the same noteholders amounting to $86,241 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice. Subsequent to May 31, 2024 the Company issued 5,800,000 shares of common stock for $58,000 cash.

F-28

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACKWELL 3D CONSTRUCTION CORP.

Dated: December 31 , 2024	/s/ Mohammed Saif Zaveri
Mohammed Saif Zaveri
President and Director
Principal Executive Officer
Principal Financial Officer
Principal Accounting Office

38

EXHIBIT INDEX

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits: We have filed the follow documents as exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Number Description of Exhibit

3.1	Articles of Incorporation, as amended**
3.2	Bylaws**
3.3	Certificate of Designation filed April 11, 2024 with the Nevada Secretary of State**
10.1	Asset Purchase Agreement with Mohammed Saif Zaveri**
10.2	Employment Agreement with Mohammed Saif Zaveri**
10.3	Assignment and Assumption of Membership Interests, dated April 24, 2024 with Blackwell Realtech 3D Printing Construction LLC*
21	Subsidiaries of Registrant*
23.1	Consent of Registered Independent Public Accounting Firm*

*Filed herewith

**Previously Filed as part of the Company’s Registration Statement on Form 1-A, specifically as exhibits to the Part II-Offering Circular thereto, originally filed with the SEC on March 3, 2024.

39